SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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IPASS INC.

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3800 Bridge Parkway, Redwood Shores, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 5, 2012

TO THE STOCKHOLDERS:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of iPass Inc., a Delaware corporation. The meeting will be held on June 5, 2012, at 9:00 a.m. local time at iPass’ offices located at 3800 Bridge Parkway, Redwood Shores, CA 94065, for the following purposes:

1.	To elect the seven nominees for director named herein to hold office until the 2013 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of iPass for our fiscal year ending December 31, 2012.

3.	To consider an advisory vote on compensation of our five most highly compensated executive officers, which we refer to as our named executive officers.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 23, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. All stockholders will be required to show proof that they held shares as of the record date to be admitted to the Annual Meeting.

We hope you will be able to attend the Annual Meeting, but if you cannot do so, it is important that your shares be represented. We urge you to read the proxy statement carefully, and to vote for the proposals by telephone or Internet, or by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided, whether or not you plan to attend the Annual Meeting. Instructions are provided on the proxy card. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 5, 2012, at 9:00 a.m. local time at 3800 Bridge Parkway, Redwood Shores, CA 94065.

The proxy statement and annual report to stockholders are available at investor.ipass.com.

By Order of the Board of Directors
/s/ Evan L. Kaplan
Evan L. Kaplan
President and Chief Executive Officer

Redwood Shores, California

April 24, 2012

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy card issued in your name from that record holder.

3800 Bridge Parkway, Redwood Shores, California 94065

PROXY STATEMENT FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

June 5, 2012

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of iPass Inc. (“iPass”) is soliciting your proxy to vote at the 2012 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about May 1, 2012 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 23, 2012 will be entitled to vote at the Annual Meeting. On this record date, there were 60,506,163 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 23, 2012, your shares were registered directly in your name with iPass’ transfer agent, Computershare Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 23, 2012, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of the seven nominees for director named herein to hold office until the 2013 Annual Meeting of Stockholders.

•	Ratification of KPMG LLP as the independent registered public accounting firm of iPass for our fiscal year ending December 31, 2012.

•	An advisory vote on compensation of our five most highly compensated executive officers, which we refer to as our named executive officers.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

It will depend on each proposal.

•	For Proposal 1: You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.

•	For Proposal 2: You may vote “For” or “Against” or abstain from voting.

•	For Proposal 3: You may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly. If you return your signed proxy card to us before the Annual Meeting, your shares will be voted as you direct.

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To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide information from the enclosed proxy card. Your vote must be received by 8:59 p.m., Pacific Daylight Time (11:59 p.m., Eastern Daylight Time) on June 4, 2012 to be counted.

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To vote on the Internet, go to www.investorvote.com to complete an electronic proxy card. You will be asked to provide information from the enclosed proxy card. Your vote must be received by 8:59 p.m., Pacific Daylight Time (11:59 p.m., Eastern Daylight Time) on June 4, 2012 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from iPass. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide telephone and Internet proxy voting to allow you to vote your shares by telephone or on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your telephone or Internet access, such as telephone charges and usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 23, 2012.

What if I return the proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all seven of the Board of Directors’ nominees for director, “For” the ratification of KPMG LLP as the independent registered public accounting firm of iPass for fiscal year ending December 31, 2012, and “For” approval of compensation of our named executive officers. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will have the authority to vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted. Only your latest dated proxy for each account will be voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 3800 Bridge Parkway, Redwood Shores, CA 94065.

•	If you are a stockholder of record, you may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 1, 2013, to our Corporate Secretary at 3800 Bridge Parkway, Redwood Shores, CA 94065; however, if our 2013 Annual Meeting of Stockholders is held before May 6, 2013 or after July 5, 2013, your proposal must be received a reasonable time before we print and mail our proxy materials. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our bylaws, you must provide specified information to us between February 5, 2013 and March 7, 2013; however, if our 2013 Annual Meeting of Stockholders is held before May 6, 2013 or after July 5, 2013, your proposal must be received between 90 and 120 days before the meeting, or not more than 10 days after we announce the date of the meeting. If you wish to submit a stockholder proposal or nomination, please review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count:

•	“For” and “Withhold” votes with respect to Proposal 1; and

•	“For” and “Against” votes and abstentions and broker non-votes with respect to Proposal 2 and Proposal 3.

Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Only Proposal 2, to ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of iPass for our fiscal year ending December 31, 2012, is a discretionary item, for which your broker may vote shares held in street name in the absence of your voting instructions. On all other proposals, if you do not give your broker instructions, your broker cannot vote your shares and your shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

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In May 2008, iPass’ stockholders amended our Bylaws and adopted a majority vote standard for non-contested director elections. Therefore, for Proposal 1, the election of the seven nominees for director, each nominee must receive more “For” votes than “Withhold” votes among votes properly cast in person or by proxy to be elected. Abstentions and broker non-votes will have no effect.

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To be approved, Proposal 2, ratifying KPMG LLP as the independent registered public accounting firm of iPass for fiscal year ending December 31, 2012, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

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To be approved, Proposal 3, approving on an advisory basis the compensation of our named executive officers, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Because your vote is advisory, it will not be binding on the Board of Directors or iPass. However, the Compensation Committee of the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 60,506,163 shares outstanding and entitled to vote. Thus 30,253,082 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting or the Chairman of the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed within four business days after the Annual Meeting (or, if the final voting results are not available by that time, we will announce the preliminary voting results in the Current Report on Form 8-K, and the final voting results by an amendment to the Current Report on Form 8-K when the final voting results are available).

PROPOSAL 1

ELECTION OF DIRECTORS

This Proposal 1 is to elect the seven nominees for director named herein. All directors elected are elected for one year terms. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy shall be elected to serve until the next annual meeting and until his or her successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board of Directors currently has eight members. Effective as of the start of the 2012 Annual Meeting, the authorized number of directors shall be reduced to seven.

There are eight directors whose terms of office expire at the 2012 Annual Meeting, and there are seven nominees for election for a one-year term, each of which is a current director of iPass. Mr. Allan R. Spies has declined to stand for re-election. The seven nominees are John D. Beletic, Peter C. Clapman, Gary A. Griffiths, Evan L. Kaplan, Robert J. Majteles, Samuel L. Schwerin and Kenneth H. Traub. Each of these seven nominees has consented to being named in this proxy statement and to serve as a director of iPass if elected.

Each of the seven nominees, if elected, will serve until the 2013 Annual Meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal. It is our policy to encourage directors to attend the annual meeting, and for those purposes to permit attendance by telephone. Seven of the then eight iPass directors attended the 2011 Annual Meeting of Stockholders.

NOMINEES FOR ELECTION

The following is a brief biography of each nominee for director.

John D. Beletic, age 60, has served as a member of our Board of Directors since November 1999 and as our Chairman since November 2008.

Background. Since November 2011, Mr. Beletic has been President and CEO of Xiotech Inc. (X-IO Technologies), a provider of enterprise level disk storage systems. Since July 2002, Mr. Beletic has been a venture partner with Oak Investment Partners, a venture capital firm. Until December 2009 he was Chairman of FiberTower Corporation, a provider of wireless backhaul services to mobile network carriers, where he previously served from August 2006 to September 2008 as Executive Chairman. From July 2002 to September 2004, Mr. Beletic served as Executive Chairman of Oculan Corporation, a network monitoring and intrusion detection company. From August 1994 until December 2001, Mr. Beletic was the Chief Executive Officer and Chairman of the Board of PageMart Inc., a wireless messaging service, which became Weblink Wireless, Inc., a communications service company, in January 2000. Mr. Beletic was Chairman and CEO of Tigon Corporation, a voicemail service provider, which was acquired by Ameritech Corporation, a telecommunications company, in 1988. Mr. Beletic also serves as lead director on the board of directors of Tessco Technologies, a wireless technology provider.

Qualifications. Mr. Beletic has spent most of the past two decades in executive and board-level leadership positions at wireless and telecommunications corporations. The Board of Directors believes that his business experience as a successful CEO of several telecommunications companies, and his leadership position on the board of directors of other telecommunications companies, allows Mr. Beletic to provide valuable advice and guidance to the Board of Directors and iPass’ management team, particularly in strategic matters, and to provide leadership as the Chairman of the Board.

Directorships. Mr. Beletic currently serves on the board at Tessco Technologies, a publicly traded wireless technology provider, and on the boards of a number of privately held companies. During the past five years, Mr. Beletic has also served on the board of directors at FiberTower Corporation, a publicly traded provider of wireless backhaul services to mobile network carriers.

Peter C. Clapman, age 76, has served as member of our Board of Directors since February of 2007. Mr. Clapman was elected to our Board of Directors in 2007 as part of a settlement agreement with Shamrock Activist Value Fund, L.P. relating to a proxy contest. Mr. Clapman was re-elected to the Board of Directors in 2008 after being nominated by the Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee.

Background. From November 1972 until to July of 2005, Mr. Clapman was senior vice president and Chief Counsel to TIAA-CREF, an investment fund. Since October of 2005, he has been a partner at Governance for Owners LLP, a UK based investment organization which offers governance and investment products to institutional investors, and is the president and chairman of its U.S. corporate governance operations. Mr. Clapman is a consultant in the fields of corporate governance and director education. Mr. Clapman has advised other publicly traded companies on these topics and has served on the faculty of director education programs at Stanford, Yale, the National Association of Corporate Directors and other venues.

Qualifications. Mr. Clapman has over three decades of experience in the financial services and investment sectors, and is a recognized authority on matters of corporate governance and, as such, the Board of Directors believes that Mr. Clapman is able to provide valuable advice and guidance to the Board of Directors and the iPass management team in matters pertaining to corporate governance.

Directorships. Mr. Clapman is a board member for the National Association of Corporate Directors. During the past five years, Mr. Clapman has served as independent chairman of the board of trustees of the AARP mutual funds.

Gary A. Griffiths, age 62, has served as a member of our Board of Directors since June 2009. Mr. Griffiths was elected to our Board of Directors in 2009 as part of a settlement agreement between iPass and Foxhill Opportunity Master Fund (“Foxhill”) relating to a proxy contest. Mr. Griffiths was re-elected to the Board of Directors in 2010 after being nominated by the Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee.

Background. Mr. Griffiths is co-founder and Chief Executive Officer of Trapit, Inc., a company focused on Internet information discovery, which was founded in 2009. Mr. Griffiths joined WebEx Communications, Inc., a telecommunications firm specializing in the provision of web-based conferencing solutions, in December 2005 as Vice President of Products, and became President, Products and Operations. Upon the acquisition in May 2007 by Cisco Systems, Inc. of WebEx, Mr. Griffiths became a Vice President at Cisco, where he remained until April 2008. From June 1999 to December 2005, Mr. Griffiths was Chairman, President and Chief Executive Officer at Everdream Corporation, a technology services company. Mr. Griffiths was also the Chief Executive Officer at SegaSoft, Inc. from January 1996 until its acquisition by Sega, Inc. in March of 1999.

Qualifications. Mr. Griffiths has held leadership positions at several large and prominent telecommunications companies, and was a vice president in charge of both products and operations at these companies. The Board of Directors believes that his senior management experience across both the technical and operational sides of these businesses allows Mr. Griffiths to provide valuable advice and guidance to iPass’ management team and Board of Directors in terms of both product sales and marketing and corporate operations. In addition, Mr. Griffiths has extensive experience with overseeing financial and accounting matters and strategic initiatives at small technology companies.

Directorships. Mr. Griffiths currently serves on the board of directors of Silicon Graphics International Corp., a publicly traded server, storage systems and data center infrastructure company.

Evan L. Kaplan, age 52, has served as our President and Chief Executive Officer, and as a member of our Board of Directors, since November 2008.

Background. From February 1996 to July 2007, Mr. Kaplan served as founder, President, Chief Executive Officer and Chairman of Aventail Corporation, a virtual private networking equipment and services company and a long time strategic partner of iPass, where he was responsible for overseeing all aspects of Aventail’s business. After Aventail was acquired by SonicWALL, Inc., an information technology security and data backup and recovery solutions company in 2007, Mr. Kaplan remained with SonicWALL from July 2007 until January 2008 as Vice President of Business Development. From January to June 2008 Mr. Kaplan was on extended vacation with his family. From August 2008 until November 2008, Mr. Kaplan acted as a consultant to iPass, providing business planning and strategic and tactical advice and counseling to iPass.

Qualifications. Mr. Kaplan has over fourteen years of experience as a founder and executive officer in the information technology and security industry. Further, as our Chief Executive Officer he represents management on our Board of Directors and provides the Board of Directors with valuable insight into the day-to-day operation of iPass’ business.

Directorships. Mr. Kaplan does not currently serve on the board of directors of any public company.

Robert J. Majteles, age 47, has served on our Board of Directors since June of 2009.

Background. Mr. Majteles is the managing partner of Treehouse Capital LLC, an investment firm, and has held that position since 2000. He has been a CEO at three companies, including one which was publicly traded, and has served successfully as a board member of, and an investor in, many public and private technology companies. In addition, Mr. Majteles has worked as a mergers and acquisitions attorney and an investment banker.

Qualifications. Mr. Majteles has experience across several industries. His experience in providing guidance and assistance to a wide array of technology companies in a wide array of circumstances allows Mr. Majteles to provide valuable advice and guidance to the Board of Directors and iPass’ management team. Mr. Majteles also has extensive experience serving on boards of directors and their respective committees.

Directorships. Mr. Majteles currently sits on the board of directors of U.S. Auto Parts Network, Inc., an e-commerce company focused on auto parts, where he serves as Chairman of the Board. During the past five years, Mr. Majteles has also served on the board of directors at Rovi Corporation (formerly Macrovision), a digital entertainment technology company; Unify Corporation, a business software and services company; Adept Technology, Inc., a robotics systems and services company; Comarco, Inc., a company focused on the design and manufacture of mobile power devices; Phoenix Technologies, a core systems software company; Merriman, Curhan & Ford, an investment banking firm; Vertical Communications, a telecom software company; and WorldHeart, a medical device company.

Samuel L. Schwerin, age 39, has been a member of our Board of Directors since January 2010.

Background. Since 2002, Mr. Schwerin has been a co-founder and Managing Partner at Millennium Technology Value Partners, a private investment fund. Prior to Millennium, Mr. Schwerin held positions at The Blackstone Group and Salomon Brothers. Mr. Schwerin has also served as a founder, CFO and Vice President of Corporate Development at OpenPeak, a mobile device and application management company. Mr. Schwerin also served as Vice President of Finance and Strategy at StorageApps, a data storage management company that was acquired by Hewlett-Packard.

Qualifications. Mr. Schwerin has extensive experience in technology investing, investment banking and as a senior corporate financial officer of successful companies in the technology industry. In total, he has completed more than 200 transactions involving $45 billion of principal investments, mergers, acquisitions, restructurings, and debt and equity financings. Mr. Schwerin has also served in a strategic and senior corporate development role at several technology companies and therefore is able to provide valuable advice and guidance to the Board of Directors and iPass management team in the areas of both corporate financial management and corporate strategy. Millennium Technology Value Partners is the largest single stockholder of iPass, and Mr. Schwerin provides the Board of Directors with valuable insight from an investor’s perspective.

Directorships. During the past five years, Mr. Schwerin has served on the board of directors at Transforma Acquisition Group, an organization in the business of funding, acquiring and managing technology companies.

Kenneth H. Traub, age 50, has served as a member of our Board of Directors since June 2009. Mr. Traub was elected to our Board of Directors in 2009, for a three year term, as part of a settlement agreement between iPass and Foxhill relating to a proxy contest. This year Mr. Traub is being nominated to be re-elected to the Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee.

Background. Since January 2009, Mr. Traub has been President and CEO of Ethos Management, a private investment and consulting firm. Mr. Traub served from 1999 to 2008 as President and CEO of American Bank Note Holographics, Inc., or ABNH, a publicly traded supplier of document and product security devices. Under Mr. Traub’s leadership, ABNH’s shareholder value increased by more than 1000% culminating in the sale of ABNH to JDS Uniphase, or JDSU. Mr. Traub served as a Vice President of JDSU following the sale in 2008. Prior to ABNH, Mr. Traub was a founder, Executive Vice President and CFO of Voxware, Inc., a publicly traded supplier of voice processing software and Vice President of Finance of Trans-Resources, Inc., a privately held multi-national holding company. Mr. Traub holds a Master’s degree in Business Administration from Harvard Business School and Bachelor of Arts degree from Emory University.

Qualifications. Mr. Traub’s extensive experience as a senior corporate executive managing turnarounds, growth and strategic transactions at Ethos Management, ABNH and Voxware allows Mr. Traub to provide valuable advice and guidance to the Board of Directors and iPass management team

Directorships. Mr. Traub currently serves as Chairman of the Board of MRV Communications, Inc., a publicly traded provider of network infrastructure equipment and services, on the board of directors of MIPS Technologies, Inc., a publicly traded provider of industry standard processor architectures and cores. Mr. Traub also currently serves as Chairman of the Board of Omnego, Inc., a privately-held supplier of mobile cards, coupons and tickets. In 2010 and 2011, Mr. Traub served as Chairman of the Board of the N.J. Chapter of Young Presidents Organization. From 2009 to 2010, Mr. Traub served on the board of directors of Phoenix Technologies, Inc., a publicly-traded global provider of basic input-output software for personal computers. Mr. Traub also served on the board of directors of ABNH from 1999 to 2008 and on the board of directors of Voxware from 1994 to 1998.

Independence of the Board of Directors

As required under the Nasdaq Listing Rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board of Directors consults with our legal counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the Nasdaq Listing Rules, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and iPass, our senior management and our independent registered public accounting firm, the Board of Directors affirmatively has determined that all of our directors, including former directors who were serving as directors during any portion of 2011, are independent directors within the meaning of the applicable Nasdaq Listing Rules, except for Mr. Kaplan, our President and Chief Executive Officer.

Diversity of the Board of Directors

In considering diversity, the Board of Directors and Corporate Governance and Nominating Committee views “diversity” as diversity of experience and expertise. The Board of Directors and Corporate Governance and Nominating Committee believe that having a Board of Directors diverse in experience and expertise enables the Board of Directors, as a group, to guide the company and management and to fulfill its role of oversight and stewardship. However, neither the Board of Directors nor the Corporate Governance and Nominating Committee has developed a policy with respect to diversity in identifying nominees for director, other than the consideration of diversity when assessing nominees as set forth in our corporate governance guidelines.

The Board of Directors’ Leadership Structure

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of stockholders at this time. This structure has been particularly useful given the strategic initiatives undertaken by iPass to turnaround our business. The structure ensures a greater role for the independent directors in the oversight of iPass and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors. The Board of Directors believes this leadership structure also is preferred by a significant number of our stockholders.

The Board of Directors’ Role in Risk Management

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of iPass’ risks. The Board of Directors regularly reviews information regarding the risks associated with our strategy, business, operations, regulatory and financial position. The Compensation Committee of the Board of Directors is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Corporate Governance and Nominating Committee manage risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Information Regarding the Board of Directors and its Committees

Mr. Beletic has been the Chairman of the Board since November 2008.

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The following table provides membership information for 2011 for each of the committees:

Name	Audit		Compensation		Corporate Governance and Nominating
John D. Beletic			X		X
Peter C. Clapman	X				X	*
Gary A. Griffiths	X		X	*
Robert J. Majteles	X	*
Samuel L. Schwerin
Allan R. Spies					X
Kenneth H. Traub			X		X

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The

Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to iPass.

Audit Committee

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews, and approves the independent registered public accounting firm to perform, any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by iPass regarding internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets with management and the independent registered public accounting firm to review our annual audited financial statements, quarterly financial statements, quarterly earnings releases and disclosures in our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The Audit Committee met eight times during 2011 and during those meetings met four times, in person, without members of management present. Our Audit Committee Charter is available on our website at investor.ipass.com.

The Board of Directors has reviewed the Nasdaq Listing Rules definition of “independence” for Audit Committee members and has determined that all members of our Audit Committee, both in 2011 and currently, are independent (as independence is currently defined in Rule 5605(c)(2) of the Nasdaq Listing Rules). The Board of Directors has determined that for 2011, Mr. Majteles qualified as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (SEC) rules. The Board of Directors made a qualitative assessment of Mr. Majeteles’ level of knowledge and experience based on a number of factors, including his formal education and experience as Chief Executive Officer of three companies; CAMAX, ULTRADATA and Citadon and his experience serving on the audit committees of a number of public companies.

Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for iPass. The Compensation Committee: reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other officers; and administers our stock option and purchase plans, and other similar plans and programs. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules). The Compensation Committee met fourteen times during 2011 and during those meetings met eleven times without members of management present, of which two such meetings were in person and acted via unanimous written consent five times. Our Compensation Committee Charter is available on our website at investor.ipass.com.

The processes used by the Compensation Committee for the consideration and determination of executive officer compensation consist of the following:

•	meeting regularly to review and evaluate compensation matters;

•	evaluating the Chief Executive Officer’s recommendation regarding the amount and form of compensation for other executive officers;

•	analyzing third party survey data in connection with establishing the amount and form of the Chief Executive Officer’s compensation; and

•	analyzing third party survey data in connection with evaluation of compensation matters.

The Compensation Committee may, under its charter, form and delegate all or some of its authority to one or more subcommittees of the Compensation Committee. No subcommittees are currently formed. The Compensation Committee has full access to all of our books, records, facilities and personnel as deemed necessary or appropriate by any member of the Compensation Committee to discharge his or her responsibilities under its charter. The Compensation Committee has the authority to obtain, at our expense, advice and assistance from internal or external legal, accounting or other advisors and consultants. In addition, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of chief executive officer or senior executive compensation. The Compensation Committee has the authority to incur other reasonable expenditures for external resources that the Compensation Committee deems necessary or appropriate in the performance of its duties.

The Committee engaged Mercer (US) Inc., or Mercer, in January 2011 to perform a comprehensive executive compensation study. Mercer was instructed to review the compensation paid to executive officers at comparable companies. The results of this study were considered by the Committee in connection with compensation decisions made in 2011.

The specific determinations of the Compensation Committee with respect to executive compensation, for fiscal 2011, as well as additional information regarding the role of Mercer, are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of iPass, reviewing and evaluating incumbent directors, recommending to the Board of Directors for selection candidates for election to the Board of Directors, making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors and assessing the performance of the Board of Directors. All members of the Corporate Governance and Nominating Committee are independent (as independence is currently defined in Rule 5605(a) (2) of the Nasdaq Listing Rules). The Corporate Governance and Nominating Committee met five times during 2011 and during those meetings met two times without members of management present, of which one such meeting was in person. Our Corporate Governance and Nominating Committee Charter is available on our website at investor.ipass.com.

The Corporate Governance and Nominating Committee has established specific, minimum attributes that would be desirable for a candidate to have to serve on our Board of Directors. The Corporate Governance and Nominating Committee will consider all of the relevant qualifications of candidates for the Board of Directors, including the following minimum qualifications: possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of iPass, having demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Corporate Governance and Nominating Committee will also consider the current needs of the Board of Directors and iPass, including whether the candidates for the Board of Directors will be independent for Nasdaq purposes. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee will also review such directors’ overall service to iPass during their term, and any relationships and transactions that might impair such directors’ independence. The Corporate Governance and Nominating Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. To date, the Corporate Governance and Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Corporate Governance and Nominating Committee at the following address: 3800 Bridge Parkway, Redwood Shores, CA 94065. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met six times during 2011 and during those meetings met four times, in person, without the CEO or other members of management present. The Board of Directors acted via unanimous written consent twice. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of our directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Secretary of iPass at 3800 Bridge Parkway, Redwood Shores, California 94065. All communications should include the number of shares of iPass common stock held and will be forwarded by the Secretary of iPass to the Board of Directors or the individual directors, as designated. All communications directed to the Audit Committee in accordance with our policy regarding accounting matters complaint procedures that relate to questionable accounting or auditing matters involving iPass will be promptly and directly forwarded to the Audit Committee.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all members of our Board of Directors and employees, including the principal executive officer, principal financial officer and principal accounting officer. This code of conduct and ethics is posted on our website at www.ipass.com, and our code of conduct and ethics may be found as follows:

1.	From our main web page, first click on “About.”

2.	Next, click on “Investors.”

3.	Then, click on “Corporate Governance.”

4.	Finally, click on “Code of Conduct.”

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waivers from, a provision of this code of conduct and ethics by posting such information on our website, at the address and location noted above.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2011 with management of iPass. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, Communication with Audit Committee. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in iPass’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

AUDIT COMMITTEE

Robert J. Majteles, Chairman
Peter C. Clapman
Gary A. Griffiths

[1]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of iPass under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited our financial statements since May 2002. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of iPass and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to iPass for fiscal years ended December 31, 2011 and December 31, 2010, by KPMG LLP, our independent registered public accounting firm:

Fee Category	2011 Fees	2010 Fees
Audit Fees	$914,766	$879,550
Audit-Related Fees	—	—
Tax Fees	39,492	62,574
All Other Fees	—	—

Total Fees	$954,258	$942,124

Audit Fees. Consists of fees for professional services rendered for the audit of iPass’ consolidated financial statements and internal controls over financial reporting, review of the interim consolidated financial statements included in quarterly reports, review of the tax provision in iPass’ financial statements, comfort letters and consents and services that are normally provided by KPMG LLP in connection with statutory audits and regulatory filings or engagements as well as certain out-of-pocket expenses incurred by KPMG LLP in connection with services provided to iPass.

Tax Fees. Consists of fees for professional services rendered for tax compliance, tax audit assistance and tax planning.

All of these services were approved by the Audit Committee prior to the services being rendered to us.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting of Stockholders, we solicited the advice of our stockholders as to how often our stockholders would like to cast an advisory vote on executive compensation, and our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. Our Board of Directors has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are is asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of iPass’ named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of iPass’ named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of iPass’ named executive officers is designed to enable iPass to attract and retain talented and experienced executives to lead iPass successfully in a competitive environment.

Our compensation programs are designed to pay for performance. As described under the caption “Compensation Discussion and Analysis” later in this proxy statement, the cash compensation programs for our named executive officers are heavily weighted toward “at-risk” performance-based pay. While target total cash compensation is generally targeted at market median levels, base salaries of our executive officers are generally targeted below the market median. As a result, a higher percentage of iPass’ target compensation is at-risk compared to comparator group companies. For 2011, 50% of our CEO’s target cash compensation and 28%-50% of our other named executive officers’ target cash compensation was performance-based. However, according to Mercer’s 2011 analysis, our broader compensation comparator group provided an average of only 32% target performance-based compensation to their CEOs and only 23%-29% target performance-based compensation to their other named executive officers (see the Compensation Discussion and Analysis for additional description of the comparator group).

Our compensation programs are designed to align our executives’ interests with our stockholders’ interests. The performance-accelerated restricted stock awards that constitute a substantial portion of our executives’ annual compensation for 2011 are subject to service-based cliff vesting over four years, with accelerated vesting upon achievement of key business metrics. The use of restricted stock is intended to provide strong retention value during our period of continued transition, while simultaneously aligning our executives’ interests with those of our stockholders in the long-term value of iPass stock.

Our compensation programs are designed to be fair and competitive. Our Compensation Committee is comprised of only independent directors, and executive compensation decisions are made only after careful deliberation, with the decision making process typically spanning multiple Compensation Committee meetings. The Compensation Committee considers a range of factors when applying its judgment to compensation matters and retains an independent compensation consultant to advise it on competitive market trends and governance best practices. In late 2011, the Compensation Committee decided to change its consultant from Mercer, Inc. to Barney & Barney to obtain a fresh perspective on market practices and compensation program design to further inform its decision-making processes.

Accordingly, the Board of Directors is asking the stockholders to indicate their support for the compensation of iPass’ named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to iPass’ named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or iPass. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board of Directors and, accordingly, the Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

EXECUTIVE OFFICERS

Set forth below is information regarding our executive officers as of March 31, 2012.

Name	Age	Position
Evan L. Kaplan	52	President, Chief Executive Officer and Director
Steven H. Gatoff	44	Senior Vice President and Chief Financial Officer
Christophe J. Culine	47	Senior Vice President, Worldwide Sales
Barbara M. Nelson	51	Chief Technology Officer
William P. Garvey	47	Vice President, General Counsel and Corporate Secretary

Evan L. Kaplan has served as our President and Chief Executive Officer, and as a member of our Board of Directors, since November 2008. From August 2008 until November 2008, Mr. Kaplan acted as a consultant to iPass, providing business planning and strategic and tactical advice and counseling to the company. From January 2008 until July 2008, Mr. Kaplan was on an extended vacation. From February 1996 to July 2007, Mr. Kaplan served as founder, President, Chief Executive Officer and Chairman of Aventail Corporation, a virtual private networking equipment and services company and a long time strategic partner of iPass, where he was responsible for overseeing all aspects of Aventail’s business. After Aventail was acquired by SonicWALL, Inc., an IT security and data backup and recovery solution company, in 2007, Mr. Kaplan remained with SonicWALL from July 2007 until January 2008 as Vice President of Business Development. Mr. Kaplan received a B.S. in environmental science from Western Washington University and an M.B.A. from the University of Washington.

Steven H. Gatoff has served as our Senior Vice President and Chief Financial Officer since June 2009. From August 2008 until joining iPass, Mr. Gatoff served as Senior Vice President, Finance at United Online, Inc., a consumer Internet and media company, where he was responsible for the company’s corporate finance, financial planning and analysis, strategic planning, treasury and risk management functions. From June 2006 to July 2008, Mr. Gatoff served as Vice President and Controller of Sterling Commerce, Inc., an enterprise software and services company, where he was responsible for the company’s accounting functions. From March 2002 to June 2006, Mr. Gatoff served as Vice President of Finance and Treasurer of VeriSign, Inc., a communications and Internet infrastructure services company, where he was responsible for corporate finance, treasury and investor relations functions. From August 1995 to December 2001, Mr. Gatoff was a telecommunications and technology investment banker at Morgan Stanley, Credit Suisse First Boston and Bear Stearns where he executed numerous debt and equity capital markets financings, merger and acquisition transactions and strategic advisory engagements. Mr. Gatoff is a certified public accountant and received an M.B.A. in Finance (with honors) from Columbia University.

Christophe J. Culine has served as our Senior Vice President, Worldwide Sales since July 2011. From January 2010 to June 2011, Mr. Culine was Vice President of Sales for Iron Mountain Digital, a wholly owned subsidiary of Iron Mountain Corporation, an information management company, where he was responsible for all field sales operations. From April 2007 to January 2010, Mr. Culine was Senior Vice President of Sales for Mimosa Systems, Inc., an enterprise content archiving company which was acquired by Iron Mountain in January 2010. At Mimosa Systems, Mr. Culine was responsible for all sales operations. From February 2005 to April 2007, Mr. Culine was the Senior Vice President of Worldwide Field Operations at Mirapoint Software, an email server appliance company. Prior to that, Mr. Culine held other sales and sales management positions at several other high-tech companies.

Barbara M. Nelson has served as our Chief Technology Officer since 2008. Ms. Nelson joined iPass in 2002, and has held a variety of roles including Client Architect, Vice President, Information Systems and Vice President, Engineering. Prior to her employment at iPass, Ms. Nelson held a number of engineering and engineering management positions at Extricity, General Magic and Retix. Ms. Nelson holds a bachelor’s degree with honors in computer science from University College Dublin, Ireland.

William P. Garvey has served as our Vice President, General Counsel and Secretary since June 2009. From April 2008 to April 2009, Mr. Garvey was Vice President, General Counsel and Secretary of ShoreTel, Inc. a publicly-traded provider of Internet Protocol unified communications systems for enterprises, where he was responsible for all company legal matters. From January 2005 to September 2007, Mr. Garvey served as General Counsel, Vice President of Corporate Development, and Secretary of Rackable Systems, Inc. (now Silicon Graphics International Corp.), a publicly-traded computer server manufacturer, where he held overall responsibility for all legal matters and assisted Rackable in completing its initial public offering. From September 1997 to December 2004, Mr. Garvey served as General Counsel, Vice President of Corporate Development and Secretary of Actuate Corporation, a publicly-traded software company and assisted Actuate in completing its initial public offering. Mr. Garvey holds a B.S. in applied sciences and engineering from the United States Military Academy and a J.D. from Stanford Law School.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2012, except as otherwise specified in the footnotes to the table, by: (a) each director and nominee for director; (b) each of the executive officers named in the Summary Compensation Table presented later in this proxy statement; (c) all current executive officers and directors of iPass as a group; and (d) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise provided, the stockholder referenced has sole voting and investment power with respect to the outstanding shares listed. All percentages in this table are based on a total of 60,498,872 shares of common stock outstanding on March 31, 2012.

Name and Address of Beneficial Owner	Shares Issuable Pursuant to Options Exercisable Within 60 Days of March 31, 2012	Beneficially Owned (Including the Number of Shares Shown in the Column to the left)
		Shares	Percent
Evan L. Kaplan	747,887	1,175,301	1.9%
Steven H. Gatoff	273,790	463,790	*
Barbara M. Nelson	277,503	444,923	*
William P. Garvey	205,342	295,342	*
Christophe J. Culine	—	112,500	*
John D. Beletic(1)	414,125	523,125	*
Peter C. Clapman	106,785	166,785	*
Gary A. Griffiths(2)	78,438	182,438	*
Robert J. Majteles	78,438	295,335	*
Samuel L. Schwerin(3)	53,759	7,009,214	11.6%
Allan R. Spies	275,362	317,029	*
Kenneth H. Traub	78,438	208,738	*
Entities affiliated with Millennium Technology Value Partners, L.P.(4)	—	6,925,455	11.4%
Invicta Capital Management, LLC and Gregory A. Weaver(5)	—	4,143,289	6.8%
Austin W. Marxe and David M. Greenhouse and affiliated entities(6)	—	3,394,106	5.6%
James Alpha Small Cap Master Fund, L.P. and affiliated entities(7)	—	3,050,361	5.0%
All current directors and executive officers as a group (12 persons)	2,589,867	11,194,520	17.7%

*	Less than one percent (1%).
(1)	Includes 67,000 shares held in the John and Anne Beletic Partnership Trust and 12,000 shares held in Drexel Investments Ltd.
(2)	Includes 5,000 shares held in the Belle Griffiths Inherited IRA, 5,000 shares held in the Belle Griffiths IRA, 5,000 shares held in the Gary Griffiths SEP IRA, 5,000 shares held in the Gary Griffiths IRA, 15,000 shares held in the Griffiths Family Trust and 34,000 shares held in a custodial account for Gary and Ryan Griffiths.
(3)	Includes 6,925,455 shares held by funds affiliated with Millennium Technology Value Partners Management, L.P. (“Millennium Management”). Mr. Schwerin is the managing member of Millennium TVP (GP), LLC (“Millennium TVP”), which is the general partner of Millennium Management. Mr. Schwerin disclaims beneficial ownership of the shares held by Millennium Management and its affiliated entities except to the extent of his pecuniary interest therein. Mr. Schwerin’s address is the same as Millennium Management’s address, as set forth in footnote 4 below.
(4)

Millennium Technology Value Partners, L.P. (“Millennium LP”) has sole voting and dispositive power over 3,428,815 shares. Millennium Technology Value Partners (RCM), L.P. (“Millennium RCM”) has sole voting and dispositive power over 3,496,640 shares. Millennium Management is the general partner of Millennium LP and Millennium RCM. Millennium TVP is the general partner of Millennium Management and Mr. Schwerin is the managing member of Millennium TVP. Each of the entities affiliated with

Millennium Management specifically disclaims beneficial ownership of the securities it does not directly own. The address for each of the entities affiliated with Millennium Management is 747 Third Avenue, 38th Floor, New York, NY 10017. The data regarding the stock ownership of the entities affiliated with Millennium Management is as of May 26, 2010 from the Schedule 13D/A filed by such persons on June 7, 2010.
(5)

Invicta Capital Management, LLC (“ICM”) and Gregory A. Weaver have shared voting and dispositive power over such shares. Mr. Weaver is the president of ICM and may be deemed to have beneficial ownership of the shares. The address for ICM and Mr. Weaver is 60 East 42nd St., New York, NY 10165. The data regarding the stock ownership of ICM and Mr. Weaver is as of December 31, 2011 from the Schedule 13G/A filed by such persons on February 14, 2012. iPass believes that the shares held by ICM reflected in the table include shares held by James Alpha Small Cap Master Fund, L.P. and affiliated entities that may be deemed beneficially owned by ICM.

(6)	Messrs. Marxe and Greenhouse share sole voting and investment power over 891,387 shares owned by Special Situations Cayman Fund, L.P., 1,904,091 shares owned by Special Situations Fund III QP, L.P., 54,667 shares owned by Special Situations Technology Fund, L.P. and 543,961 shares owned by Special Situations Technology Fund II, L.P. Messrs. Marxe and Greenhouse are the controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of and investment adviser to Special Situations Cayman Fund, L.P. (“Cayman”). AWM also serves as the general partner of MGP Advisers Limited Partnership (“MGP”), the general partner of Special Situations Fund III QP, L.P. (“SSFQP”). Messrs. Marxe and Greenhouse are also members of SST Advisers, L.L.C. (“SSTA”), the general partner of Special Situations Technology Fund, L.P. (“Tech”) and Special Situations Technology Fund II, L.P. (“Tech II”). AWM serves as the investment adviser to SSFQP, Tech and Tech II. The address for Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, NY 10022. The data regarding the stock ownership of Messrs. Marxe and Greenhouse is as of December 31, 2010 from the Schedule 13G filed by such persons on February 11, 2011.
(7)

James Alpha Small Cap Master Fund, L.P. (“Master Fund”), James Alpha, LLC (“JA”), James Alpha Management I, L.P. (“JAM”), and Kevin R. Greene have shared voting and dispositive power over such shares. The Master Fund beneficially owns 3,050,361 shares of common stock and exercises voting and dispositive control over such shares. JAM is the investment manager of the Master Fund and may be deemed to share the right to direct the voting and dispositive control over the shares held by the Master Fund. JAM disclaims beneficial ownership of all such shares, except to the extent of its pecuniary interest therein. JAM has delegated daily management of the fund’s assets to Invicta Capital Management LLC, as subadvisor, and such subadvisor has discretionary investment authority over the assets of the Master Fund and proxy voting power. Accordingly, Invicta Capital Management LLC may be deemed to share beneficial ownership of such shares. JA is the general partner of the Master Fund and JAM, and may be deemed to share the right to direct the voting and dispositive control over the shares. JA disclaims beneficial ownership of all such shares, except to the extent of its pecuniary interest therein. Mr. Greene is the managing member of JA. He may be deemed to share the right to direct the voting and dispositive control over the shares. Mr. Greene disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. The address for the Master Fund, JA, JAM and Mr. Greene is 515 Madison Avenue, 24th Floor, New York City, New York 10022. The data regarding the stock ownership of the Master Fund, JA, JAM and Mr. Greene is as of February 2, 2012 from the Schedule 13G filed by such persons on February 22, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires iPass’ directors and executive officers, and persons who own more than ten percent of a registered class of iPass’ equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of iPass. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish iPass with copies of all Section 16(a) forms they file.

To iPass’ knowledge, based solely on a review of the copies of such reports furnished to iPass, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Information with respect to securities authorized for issuance under equity compensation plans as of the end of the most recently completed fiscal year is aggregated as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(1) (c)
Equity compensation plans approved by stockholders	9,535,000	$1.82	21,329,776
Equity compensation plans not approved by stockholders	—	—	—

Total	9,535,000	$1.82	21,329,776

(1)	Includes (i) 18,053,610 shares available for future issuance under the 2003 Equity Incentive Plan, and (ii) 3,276,166 shares available for future issuance under the Employee Stock Purchase Plan.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION OF DIRECTORS

The following table shows for the fiscal year ended December 31, 2011, certain information with respect to the compensation of all our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Total ($)
John D. Beletic	$74,000	$14,700	$17,718	$106,418
Peter C. Clapman	$60,000	$14,700	$17,718	$92,418
Gary A. Griffiths	$68,000	$14,700	$17,718	$100,418
Robert J. Majteles	$49,000	$14,700	$17,718	$81,418
Samuel L. Schwerin	$32,000	$14,700	$17,718	$64,418
Allan R. Spies	$36,000	$14,700	$17,718	$68,418
Kenneth H. Traub	$54,000	$14,700	$17,718	$86,418

(1)	This column reflects annual director and chairman of the Board of Directors retainer fees, annual committee and committee chairman retainer fees, Board of Directors’ meeting fees, and committee meeting fees.
(2)	The dollar amount in this column represents the aggregate grant date fair value computed in accordance with FASB Accounting Standard Codification (“ASC”) Topic 718 – Stock Compensation for stock awards granted in 2011. Assumptions used in the calculation of these amounts are included in note 10 to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K.
(3)	At December 31, 2011, the following directors held unvested shares of restricted stock and stock options as follows:

Name	Number of Shares Underlying Options	Number of Shares of Restricted Stock
Mr. Beletic	444,125	10,000
Mr. Clapman	136,785	10,000
Mr. Griffiths	109,355	13,333
Mr. Majteles	109,355	13,333
Mr. Schwerin	90,480	16,666
Mr. Spies	305,362	10,000
Mr. Traub	109,355	13,333

The table below sets forth the options and stock awards that were issued in 2011 to our non-employee directors.

Name	Grant Date	Number of Shares of Stock (#)(1)	Number of Shares Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Mr. Beletic	6/7/2011	5,000			$7,350
	6/7/2011	5,000			$7,350
	6/7/2011		15,000	$1.48	$8,859
	6/7/2011		15,000	$1.48	$8,859

Mr. Clapman	6/7/2011	5,000			$7,350
	6/7/2011	5,000			$7,350
	6/7/2011		15,000	$1.48	$8,859
	6/7/2011		15,000	$1.48	$8,859

Mr. Griffiths	6/7/2011	5,000			$7,350
	6/7/2011	5,000			$7,350
	6/7/2011		15,000	$1.48	$8,859
	6/7/2011		15,000	$1.48	$8,859

Mr. Majteles	6/7/2011	5,000			$7,350
	6/7/2011	5,000			$7,350
	6/7/2011		15,000	$1.48	$8,859
	6/7/2011		15,000	$1.48	$8,859

Mr. Schwerin	6/7/2011	5,000			$7,350
	6/7/2011	5,000			$7,350
	6/7/2011		15,000	$1.48	$8,859
	6/7/2011		15,000	$1.48	$8,859

Mr. Spies	6/7/2011	5,000			$7,350
	6/7/2011	5,000			$7,350
	6/7/2011		15,000	$1.48	$8,859
	6/7/2011		15,000	$1.48	$8,859

Mr. Traub	6/7/2011	5,000			$7,350
	6/7/2011	5,000			$7,350
	6/7/2011		15,000	$1.48	$8,859
	6/7/2011		15,000	$1.48	$8,859

(1)	Shares vest upon the earlier of one year from the date of grant or the date of the 2012 annual meeting of stockholders.
(2)	These amounts have been calculated in accordance with FASB ASC Topic 718 using the Black-Scholes pricing model for the grants of options.

The members of our Board of Directors who are not employees of iPass are reimbursed for travel, lodging and other reasonable expenses incurred in attending Board of Directors’ or committee meetings. The table below sets forth the cash compensation arrangements for our non-employee directors for services as a non-employee director:

Annual cash retainer	$20,000
Chairman of the Board annual retainer	$20,000
Committee annual retainer	$5,000
Audit committee chairman annual retainer	$10,000
Compensation committee chairman annual retainer	$5,000
Corporate Governance and Nominating committee chairman annual retainer	$5,000
Per meeting board meeting fees	$1,000
Per meeting committee meeting fees	$1,000

Under the terms of the iPass Inc. 2003 Non-Employee Directors Plan, as amended, or the Directors Plan, we grant stock options and restricted stock to our non-employee directors as follows:

•	grants of stock options of 30,000 shares for initial grants, and 15,000 shares for annual grants, and

•	restricted stock awards of 10,000 shares for initial grants and 5,000 shares for annual grants.

Options granted under the Directors Plan vest as follows: (a) with respect to options that are awarded pursuant to initial grants, the 30,000 shares will vest with respect to 10,000 shares on the first anniversary of the date of grant, and thereafter in equal monthly installments over 24 months, and (b) with respect to options that are awarded pursuant to annual grants, the 15,000 shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date of grant. Options granted under the Directors Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows iPass to repurchase unvested shares if the participant’s service terminates before vesting. All outstanding options under the Directors Plan are early exercisable.

Shares of stock acquired under a restricted stock award are subject to forfeiture in favor of iPass in accordance with the following vesting schedule: (a) with respect to restricted stock awards that are awarded pursuant to initial grants, one third of the 10,000 shares will vest on each of the first, second and third anniversaries of the date of grant, and (b) with respect to restricted stock awards that are awarded pursuant to annual grants, the 5,000 shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date grant.

In addition, at each annual meeting, we will make additional annual grants, from our 2003 Equity Incentive Plan, of stock options and restricted stock to our non-employee directors as follows:

•	grant of a stock option of 15,000 shares, and

•	restricted stock award of 5,000 shares.

The options will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date of grant. Shares of stock acquired under a restricted stock award are subject to forfeiture in favor of iPass in accordance with the following vesting schedule: such shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date grant.

COMPENSATION DISCUSSION AND ANALYSIS

Business Overview and Strategy

We provide large and multi-national enterprise customers and telecommunication carriers with cloud-based mobility management and network connectivity services for their employees and subscribers. Our Open Mobile technology platform enables enterprises and carriers to manage the economics, complexity, compliance and security requirements of their global mobile workforce and subscribers.

Since 2009, iPass has been engaged in a transformation of our business. In 2011, we effectively delivered on key business initiatives, including continuing to build momentum around our Open Mobile platform, improving customer satisfaction and increasing the use of our services. Our compensation structure is designed to support our business strategy by providing incentives to executives to successfully execute the business strategy and to operate the business in a financially efficient manner, while retaining and motivating our executive talent.

Executive Compensation Philosophy, Principles and Policies

We compete for executive talent in Silicon Valley, which is among the most volatile and fast-moving labor markets in the world. To attract, motivate, and retain key executive officers with the ability to drive our success, the Compensation Committee (the “Committee”) has established our compensation program to be competitive with that of other companies with which we compete for talent, and provide our executives incentives to drive stockholder value over the long-term. As a result, the Committee has established the following principles and policies to guide the design and operation of our executive compensation program:

•	Compensation programs must enable us to attract and retain talent from the Internet software and services industry and technology industries in general;

•	Incentive awards will be based on both financial results and strategic goals that support our long-term business objectives;

•	Incentive programs must motivate desired behaviors and reward executive officers based on results, not effort; and

•	The compensation strategy should be straightforward and easy to understand to facilitate clear communication of expectations to executive officers and stockholders.

The Committee reviews these principles and policies periodically to ensure continued alignment with our business strategy. In addition, the Committee considers relevant business and external factors in determining how to implement these principles and policies from year-to-year. In 2011, the Committee made the following changes to the compensation program for executive officers:

•	Provided increases to base salary and target bonus for select executives, but generally maintained fixed compensation levels at or below the market median for comparable roles;

•

Adjusted the upside opportunity of the Executive Management Bonus Plan by increasing the maximum that could be earned for achieving key objectives related to the Open Mobile platform to provide additional incentive to achieve superior business results; and

•

Granted executives (other than the Chief Executive Officer) equity that consisted primarily of performance-accelerated restricted stock awards to provide retention incentives to executives, while simultaneously motivating the achievement of key business objectives.

Market Positioning Philosophy

The Committee targets the 50th percentile, defined as the middle point of relevant peer group and survey market data (the “median”), for each element of compensation and with respect to total compensation. The Committee has determined this is an appropriate target market position as it has generally allowed us to attract and retain the level of executive talent we believe will improve operational performance and stockholder value. The Committee in certain circumstances establishes compensation above the market median of the peer group based on an executive officer’s experience and proficiency and our desire to attract or retain such executive officer.

The Committee determines peer group formation with assistance from an external consultant retained by the Committee. The Committee selects peer companies primarily based on industry similarity and company size, which is measured by revenue and enterprise value. The Committee considers company size as a proxy for executive job complexity. The Committee also uses industry criteria to produce a set of peer companies that represent a sampling of executive labor for which we compete. The Committee chose the peer group for 2011 based on the following criteria: Public, national organizations in the software and services industry with revenues of $75 million to $300 million; and market capitalization of $500 million or less. The Committee supplemented the companies identified using these criteria with a selection of broader information technology companies undergoing a turnaround similar to iPass, despite having a market capitalization of less than $100 million, to reflect in the peer group an element of the transitional phase of iPass. The peer group used for benchmarking in 2011 comprised twenty-two companies:

Actuate Corporation	Comverge Inc.	CSP Inc.	Demandtec Inc.	Dot Hill Systems Corporation
DSP Group Inc.	Epiq Systems Inc.	Falconstor Software Inc.	Kenexa Corporation	Key Tronic Corporation
Knot Inc.	Liveperson Inc.	LoopNet Inc.	Marchex Inc.	Monotype Imaging Holdings
Navisite Inc.	Vocus Inc.	Openwave Systems Inc	Sigmatron International	Nortech Systems Inc.
SMTC Corporation	Pericom Semiconductor Corporation

The 2011 compensation program provided downside risk and upside potential aligned with performance. No incentive cash compensation could be earned for performance below a minimum threshold objective. Above target incentive cash compensation may be earned when performance objectives are exceeded. Reflecting performance results, the actual compensation received in 2011 (including annualized base salary and incentives paid for 2011 performance, plus the grant date value of restricted stock awards and the Black-Scholes value of option awards granted in 2011) as a whole approximated the peer group 50th percentile competitive range for all executives, with Mr. Kaplan positioned at 47% of the market median relative to peer group chief executive officers, and other executives employed for the full year positioned at 56% to 66% of the market median of the peer group’s other named executive officers.

Role of Chief Executive Officer and Management in Compensation

As President and Chief Executive Officer, Mr. Kaplan, in consultation with the Vice President of Human Resources, provided the Committee with the following:

•	Input on the individual performance of executive officers;

•	Input and advice on compensation arrangements for new hires;

•	Recommendations on the design, structure and opportunities associated with quarterly incentive and long-term equity incentive compensation;

•	Information on recruiting and hiring trends and key employment and compensation trends; and

•	Other information as requested by the Committee.

The Chief Executive Officer, Vice President of Human Resources, Chief Financial Officer and General Counsel typically attend Committee meetings. However, at each in-person meeting the Committee generally holds an executive session without management present. In addition, Mr. Kaplan was not present during the deliberations or voting with regard to his own individual compensation package.

Compensation Consultant

The Committee retained Mercer, Inc (“Mercer”) to advise the Committee regarding the structure of our executive compensation programs. In fiscal 2011, Mercer provided the Committee with the following services:

•	Assisted the Committee in identifying the peer companies used in the 2011 executive compensation evaluation;

•

Conducted an assessment of base salary, target annual incentives, target total cash compensation, long-term incentives, long-term incentive retention analysis, target total direct compensation, and equity ownership for the top executive management positions relative to market data with the goal of establishing 2011 executive compensation programs that align the interests of executive management, iPass and our stockholders;

•	Created a framework for executive officer equity grants for 2011 and modeled the potential impact on earnings, dilution and retention;

•	Provided ongoing information, analyses, and advice regarding executive compensation and briefed the Committee on executive compensation trends among our peers and broader industry;

•	Reviewed and advised on revisions to our change-in-control and severance policies; and

•	Assisted the Committee in reviewing this Compensation Discussion & Analysis.

Mercer reported directly to the Committee Chair. Because of the policies and procedures Mercer and the Committee had in place, the Committee is confident that the advice it received from Mercer was objective. These policies and procedures include:

•	The Mercer personnel directly engaged in the process were not responsible for selling other Mercer or affiliate services to us;

•

Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with us in rendering his or her advice and recommendations;

•	The Committee has the sole authority to retain and terminate Mercer;

•	Mercer has direct access to the Committee without management intervention;

•	The Committee evaluates the quality and objectivity of the services provided by Mercer each year and determines whether to continue to retain Mercer; and

•	The protocols for the engagement (described below) limit how Mercer may interact with management.

While it was necessary for Mercer to interact with management to gather information, the Committee adopted protocols governing if and when Mercer’s advice and recommendations could be shared with management. These protocols were included in Mercer’s engagement letter. The Committee also determined the appropriate forum for receiving Mercer recommendations. Ultimately, Mercer provided recommendations and advice to the Committee in an executive session in which management was not present, which is when critical compensation decisions were made. This approach protected the Committee’s ability to receive objective advice from Mercer so that the Committee could make independent decisions about executive compensation.

In the second half of 2011, the Committee retained Barney & Barney, or B&B, to advise the Committee going forward. The rationale for this change was to obtain a different perspective on executive compensation matters, including competitive market practices and program design best practices. The services provided by B&B to the Committee in 2011 were related to planning for 2012 executive compensation decisions.

Competitive Market Assessments

To ensure alignment of executive compensation with the above internal objectives and external market practice, the Committee conducts, with assistance from an external consultant, a regular assessment of executive compensation versus the market. This assessment typically includes an evaluation of base salary, annual incentive opportunities, and long-term incentives against the compensation practices of the peer group of companies described above. For select executives, the Committee also analyzed compensation practices from the broader industry through published survey compensation data. The peer group data provides highly specific data on executive officer compensation for all elements of pay, whereas the broader industry published survey data provides market information on a job-by-job basis. The Committee takes the market assessment into consideration, in concert with other factors, when making decisions regarding executive compensation design and specific actions. For decisions regarding 2011 compensation, the Committee relied on the results of the 2011 assessment provided by Mercer.

Compensation and Benefits Elements

The Committee uses four core compensation and benefits elements to provide a competitive overall compensation and benefits package to executive officers that is tied to creating stockholder value and supporting the execution of our business strategies, as follows:

Compensation Elements and Benefits	Description and Key Objectives
Base Salary	Fixed pay intended to directly compensate executives for the time and service they provide in their respective roles

Quarterly Cash Incentives	Variable pay component intended to reward executives for the achievement of short-term objectives

Long-term Equity Incentives (which has historically included Stock Options, Restricted Stock and Performance Share Awards)	Variable compensation intended to retain, motivate and reward executives for the achievement of our long-term objectives, including the creation of stockholder value

401(k) and other benefits also provided to the broader employee population	Benefit programs that are intended to provide executives with competitive retirement savings and health and welfare protections

The Committee determines the target value of each compensation element primarily based on data collected during the competitive market assessment. In addition to reviewing competitive market values, the Committee considers other factors in managing target compensation levels each year, including the impact of equity grants on dilution, the accounting costs associated with equity award vehicles, the tax implications of various compensation elements for iPass and our executives, and iPass’ cash flow requirements.

In sum, the Committee establishes the total compensation package with the intent to provide a competitive level of compensation and benefits to executives, while placing an increasing emphasis on variable pay for performance at more senior levels in the organization, as more senior executives are more likely to be able to impact company performance. The emphasis on long-term compensation versus short-term compensation (and the emphasis on equity rewards versus cash compensation), also increase at more senior levels. The specific purpose and mechanics of each compensation element is described in more detail below.

The Committee also takes into consideration factors specific to the individual executive officer, such as individual performance, past compensation, role of executive in executing our strategic plans and relative positioning to other executives within iPass when taking specific actions relating to compensation. For example, the Committee considers historical compensation outcomes (such as expected gain on unvested equity awards) in determining the level and timing of annual equity awards. The Committee reviews and considers each component for each executive officer before making compensation decisions.

Currently, we do not offer our executive officers any perquisites or supplemental retirement benefits.

Base Salary

We provide salaries to executive officers as compensation for defined job responsibilities and services to iPass. The Committee bases annual salary determinations on competitive assessment, experience and proficiency in the role, the need to retain key talent and individual and company performance.

The Committee reviews executive base salaries annually based on the results of the annual market assessment and target competitive positioning (market median). Other factors taken into consideration in making base pay adjustments include individual performance and changes to role or responsibilities.

In 2011, Mr. Kaplan received no change to his base salary of $350,000. The Committee determined that his salary was within competitive range of the peer group median base salary for the chief executive officer position.

The Committee increased the base salaries for other executives who were employed for the full year by 5% to 20% relative to 2010 levels. The Committee made these changes to reflect the fact that base salaries were below the market median salaries of comparable roles at the peer companies and to ensure base salaries were sufficiently competitive to retain the services of the executives going forward. The Committee also took into consideration the fact that there were no salary increases in the previous fiscal year. The base salary for Mr. Culine, who began his employment with iPass in July 2011, was set at $250,000 based on arms’ length negotiations.

Based on the analysis of peer group compensation, 2011 salary levels for the executives employed at the end of the fiscal year were below the market 50th percentile for similar positions among the peer companies, with the exception of Mr. Gatoff and Mr. Garvey, whose base salaries were positioned 3% and 2% above the market median, respectively.

Quarterly Cash Incentives

The Committee pays cash bonuses as an incentive to executive officers to focus on achieving near term operational and financial objectives that are important to the longer-term success of the business. The Committee has determined that quarterly cash incentives are appropriate for the organization given the rapidly changing business environment in which iPass operates. The Committee sets goals at the beginning of the fiscal year and reviews and approves payouts quarterly.

The Committee selected performance metrics and established target goals for each metric in alignment with iPass’ business strategy and to reflect realistic expectations for the business during a continued period of transition. The intention of the incentive program is to motivate executives during this critical time and to provide a bridge to future value creation. Consequently, the Committee expected that goals would be achieved at or near the target 100% level if iPass performed in accordance with our operating plan. In the event the target goal was met, the target bonus was paid out at 100% of that component of the bonus. The Committee also established lower and upper boundaries for most corporate objectives, as described below.

Target Award Amounts: The Committee determines target annual bonus amounts for each executive officer at the beginning of the plan year. No changes were made to Mr. Kaplan’s target annual bonus amount of $350,000 (100% of his 2011 base salary) relative to the prior year.

The annual bonus amounts of other executives who were employed for the full year range from $80,000 to $115,000 per executive (38% to 42% of base salary). These amounts reflect an increase of 0% to 15% over 2010 levels. In making these changes, the Committee considered bonus opportunities relative to peers, as well as the desired mix between fixed and variable compensation.

The terms of Mr. Culine’s incentive compensation were based on arms length negotiation at the time of his hiring. The annual incentive compensation amount for Mr. Culine was set at $250,000 (100% of base salary)

reflecting the fact that sales roles typically have more pay at risk than other executives. In connection with his employment offer, Mr. Culine was guaranteed a fixed bonus amount of $52,083 for Q3 2011 and a minimum bonus amount of $50,000 for Q4 2011.

Performance Measures and Weightings: The Committee chose the metrics used to evaluate executive performance to motivate executives to achieve our near-term operational and financial objectives. The Chief Executive Officer’s bonus was linked entirely to corporate performance results under the 2011 Executive Management Bonus Plan for all four quarters. For executives below the Chief Executive Officer who were employed for the full year, bonuses were based 80% on the corporate performance results under 2011 Executive Management Bonus Plan and the remaining 20% on individual quarterly objectives.

The Committee weighed the metrics to emphasize the achievement of key operational and financial objectives for our enterprise mobility business and iPass as a whole. The specific weights and definition of each metric, as well as the rationale the Committee used for selecting each metric, is described below.

2011 Executive Management Bonus Plan Performance Metrics, Weighting and Award Calculation

The Committee approved the 2011 Executive Management Bonus Plan in February 2011 and amended it on July 29, 2011 to clarify certain plan definitions. The plan comprised four metrics, defined and weighted as follows:

Metric	Definition	Rationale
Number of Open Mobile Platform Users	The number of average monthly monetized Open Mobile platform users added consistent with how iPass calculates and reports users in our public filings. However, if the enterprise average monthly platform revenue (calculated each month) is less than $2 per Open Mobile user, the number of enterprise Open Mobile users is reduced for bonus purposes to a level representing $2 per Open Mobile user.	Measures traction and momentum of the adoption of the Open Mobile platform by enterprise users

Open Mobile Platform Revenue	Open Mobile platform revenue determined consistent with how iPass reports platform revenue in our public filings.	Measures ability to monetize Open Mobile platform users

Adjusted EBITDA	Adjusted EBITDA, as reported by iPass in our quarterly earnings reports, and as further adjusted to remove the impact of foreign exchange gains and/or losses and, as applicable, adjusted for the pro forma impact of one-time transactions and for any positive variance on amounts reserved to pay sales taxes.	Measures operating profitability

Customer Satisfaction	Improvements in Open Mobile customer satisfaction ratings relative to Q4 2010 results, determined consistent with how iPass tracks results of its customer satisfaction program. The maximum impact of this bonus equals +/- 10% of the bonus earned in Q2 and Q4.	Serves as a leading indicator of Open Mobile user retention and satisfaction

Performance Payouts: The table below shows the quarterly performance payouts (as a percent of target) at the threshold, target and upper performance levels.

	Weighting	Lower	Target	Upper	Description of Payout Calculation
# of OM Platform Users	40%	No minimum	100%	No maximum	Increase in users (as measured in the last month of the quarter against the last month of the prior quarter) divided by the annual target
OM Platform Revenue	30%	70%	100%	200%	Payout amount interpolated for results between performance levels
Adjusted EBITDA	30%	70%	100%	100%	Payout amount interpolated for results between performance levels
Customer Satisfaction	n/a	-10%	No impact	+10%	Payout interpolated between performance levels; used to adjust quarterly bonus up or down (applicable in Q2 and Q4 only)

The Committee established the relative weightings of the performance metrics based on its subjective assessment of the importance of each metric to achieving our overall business objectives.

To the extent that actual performance for Adjusted EBITDA exceeds target in any quarter, the excess amount may be carried forward to future quarters in the year, such that if the year in aggregate achieves the target annual EBITDA, the bonus earned over the year on such metric would be 100%. The total bonus that may be achieved for the year was limited to 200% of target, which reflects a higher maximum payout than was possible under the 2010 plan. This change was implemented to provide more incentive for achieving superior performance results and to bring upside potential more in line with market practice. Because the number of OM Platform Users had no upper limit, other than the overall 200% limit on the plan as a whole, the full maximum amount of bonus could be achieved prior to year end if the number of OM Platform Users significantly exceeded target in one or more quarters early in the year.

Performance Targets: The Committee sets the quarterly incentive plan goals in alignment with our near-term operating objectives, as described above. The Committee set target performance goals for 2011 at levels that were challenging, but realistic to achieve assuming strong performance given continued global economic challenges and the need to continue managing through the transition of the business.

The table below shows the quarterly performance goals for each metric at the threshold, target and upper performance levels, as well as the actual 2011 results.

	Threshold(1)	Target(1)		Upper(1)	Actual(2)	Payout(3)
Quarter 1
Number of OM Platform Users	—	—	(4)	—	2,501	5%
OM platform revenue	$1,300	$1,500		$2,000	$1,336	75%
Adjusted EBITDA	($1,700)	($1,500)		—	($567)	100%
Total Corporate Performance Q1						55%

Quarter 2
Number of OM Platform Users	—	—	(4)	—	6,303	13%
OM platform revenue	$1,700	$2,000		$3,200	$1,855	86%
Adjusted EBITDA	($1,900)	($1,700)		—	$4	100%
Customer satisfaction (vs. Q410)	+1pp	+5pp		+11pp	+5pp	0%
Total Corporate Performance Q2						61%

Quarter 3
Number of OM Platform Users	—	—	(4)	—	13,060	26%
OM platform revenue	$2,500	$2,900		$4,300	$2,595	77%
Adjusted EBITDA	($1,200)	($1,000)		—	$136	100%
Total Corporate Performance Q3						64%

Quarter 4
Number of OM Platform Users	—	—	(4)	—	30,111	60%
OM platform revenue	$3,400	$3,900		$5,500	3,089	0%
Adjusted EBITDA	($700)	($500)		—	372	100%
Customer satisfaction (vs. Q410)	+7pp	+11pp		+16pp	+24pp	+10%
Total Corporate Performance Q4						64%

(1)	Dollar amounts are in thousands.
(2)	Payout for Adjusted EBITDA is capped at 100% of Target.
(3)	The Customer Satisfaction payout percentage is applied to the total payout amounts achieved on the other metrics. Customer satisfaction metrics were updated in July 2011 to reflect the Committee’s original intent to establish targets to reflect an improvement of 5 percentage points and 11 percentage points for 1H 2011 and 2H 2011, respectively, from the year end 2010 customer satisfaction ratings.
(4)	The quarterly payout for the Number of OM Platform Users is based on quarterly performance against an annual target of 200,000 OM Platform Users.

The individual goals focused on key strategic and operational priorities in each executive’s area of responsibility and included specific objectives focused on increasing Open Mobile adoption and use, enhancing sales and finance management tools and increasing customer support of our service offerings. Individual goals for the executive officers (excluding the Chief Executive Officer) were established collaboratively by the Committee in consultation with the Chief Executive Officer in support of the quarterly and annual business goals set by the Chief Executive Officer for the company and approved by the Board of Directors.

The aggregate bonus amount earned by the Chief Executive Officer was 61% of his annual target. Including the individual component, for executives other than the Chief Executive Officer, the aggregate bonus amount earned by each executive who was employed for the full year ranged from 64% to 67% of their annual target. The dollar amounts of the actual awards are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table following this Compensation Discussion and Analysis, which amounts were paid in accordance with the performance under the 2011 Executive Management Bonus Plan. The Committee believes that bonus awards achieved by executives were reasonable in light of overall corporate results.

Long-Term Equity Incentives (“LTEI”)

To ensure a strong link to the long-term interests of stockholders, the Committee places significant emphasis on long-term equity incentives. The Committee based the amount of LTEI awarded on competitive LTEI levels in the peer group. The Committee generally targets delivering equity with a fair market value on the date of grant aligned with the 50th percentile of the peer group, with the understanding that above target value will be realized only if stockholder value is created. The Committee also considers the impact of awards to executive officers on total stockholder dilution and the expenses accrued for stock-based compensation. In 2011, the Committee targeted an overall share usage rate for all LTEI granted to all iPass employees that is below the peer group and broader industry practices.

The Committee generally grants annual equity awards at the first quarterly Committee meeting of the year, unless otherwise specified by our Board of Directors or the Committee. The Committee grants all stock option grants to named executive officers with an exercise price equal to the fair market value of the underlying stock on the last market trading day prior to the day of grant. The Committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates.

In 2011, the Committee chose not to grant any equity awards to Mr. Kaplan. The Committee determined that Mr. Kaplan’s outstanding equity holdings were competitive relative to peer company chief executive officers, and that unvested awards provided sufficient retention value for the near term.

For the other named executive officers, the Committee generally chose to grant performance-accelerated restricted stock awards (“RSAs”). The Committee made this decision because the value of unvested equity held by executives was very low and the Committee determined that RSAs would provide greater retention value than other equity vehicles. In addition, the Committee, based on the recommendation of Mr. Kaplan, wanted to provide incentive to the executive team to aggressively pursue the addition of new users to the Open Mobile Platform by accelerating the vesting of awards upon the achievement of predefined Open Mobile user goals as described below.

The RSAs vest four years from the date of grant (with respect to any awards not then vested), provided that the applicable recipient remains in continuous service with iPass on such date. Vesting of the awards is subject to accelerated vesting as follows, so long as the applicable recipient remains in continuous service with iPass on the applicable accelerated vesting date:

•	20% of the shares will vest on the date two days after iPass has released to the public that iPass has had 150,000 or more average monthly Open Mobile users in a calendar quarter

•	An additional 20% of the shares will vest on the date two days after iPass has released to the public that iPass has had 300,000 or more average monthly Open Mobile users in a calendar quarter

•	An additional 20% of the shares will vest on the date two days after iPass has released to the public that iPass has had 450,000 or more average monthly Open Mobile users in a calendar quarter

•	An additional 20% of the shares will vest on the date two days after iPass has released to the public that iPass has had 600,000 or more average monthly Open Mobile users in a calendar quarter

•	An additional 20% of the shares will vest on the date two days after iPass has released to the public that iPass has had 750,000 or more average monthly Open Mobile users in a calendar quarter

The awards will be subject to accelerated vesting in the event of a Corporate Transaction Termination as defined in the company’s Executive Corporate Transaction and Severance Benefit Plan.

Additionally, the Committee granted a stock option to purchase 50,000 shares of stock to Ms. Nelson, which vests 25% on the first anniversary of the date, and thereafter in a series of thirty-six (36) successive equal monthly installments. Ms. Nelson was awarded the option with a vesting schedule that differs from the RSAs to deliver more consistent retention value over time, taking into consideration the fact that the majority of Ms. Nelson’s outstanding equity awards granted prior to the 2011 grants were fully vested.

Based on arms’ length negotiation, the Committee granted a stock option to purchase 580,000 shares of stock to Mr. Culine subject to a four year vesting schedule in connection with his hire. Further, his employment offer provided that should he remain continuously employed into Q1 2012, 75,000 shares of restricted stock would be granted.

The Committee intends to maintain a burn rate over the next three fiscal years of equal to or less than the industry mean, plus one standard deviation, as calculated by the Institutional Shareholder Services.

Other Benefits

We offer additional benefits designed to be competitive with overall market practices, and to attract and retain the talent we need. All salaried employees are eligible to participate in our Section 401(k) plan, health care coverage, life insurance, disability, paid time off and paid holidays.

Other Compensation

In connection with his employment offer, iPass is obligated to reimburse Mr. Kaplan for brokerage commissions on the sale of his residence in Seattle within 48 months from commencement of employment. In 2010, Mr. Kaplan sold his residence in Seattle and was reimbursed approximately $125,000 in January of 2011 for reasonable and customary brokerage fees in connection with the sale of his residence.

Clawback of Compensation Paid to Executives

Effective with the publishing of the relevant Securities and Exchange Commission regulations, the Committee intends to develop and implement a policy regarding the recovery, or “clawback,” of any excess incentive compensation paid to executives based on an accounting restatement due to material noncompliance with any financial reporting requirements.

Employment, Severance, and Change-in-Control Agreements

We provide severance benefits to our executive officers in the event of a termination without cause as a competitive benefit to recruit and retain qualified executives. These severance benefits include a lump sum cash payment based on the executive officer’s annual base salary plus an amount equal to one quarter of the annual target bonus and continued health benefits coverage for a period of time.

We also provide benefits in the event that an executive officer’s employment is involuntarily terminated following a corporate change-in-control. These benefits are triggered only to the extent that a qualifying change-in-control takes place, coupled with another qualifying event such as the executive is terminated without cause or constructively terminated (otherwise known as a “double-trigger”). The purpose of these benefits is to promote management continuity and cooperation during a potential transaction that is being pursued by the Board of Directors to maximize stockholder value (such as a merger with or acquisition by another company), despite the fact that such a transaction may jeopardize the future employment of our executives. These change-in-control benefits include a lump sum cash payment based on the executive officer’s annual salary and annual bonus target, continued health benefits coverage for a period of time, and accelerated vesting of all equity awards in the case of a termination of the executive’s employment with iPass within 18 months of a change in control.

In determining the value, terms and structure of severance and change-in-control benefits, the Committee considered market practice, the value of such benefits to the executives and the aggregate potential cost of such a program assuming actual termination. Additionally, in determining the level of severance benefits the Committee considered our past experience and precedent for providing severance in the event of a company-initiated termination.

In 2011, the Committee asked Mercer to review the existing severance and change-in-control policies for executive officers (other than Mr. Kaplan) against market practice to ensure competitiveness and to confirm the adequacy of the retention value provided by these programs in the case of a potential corporate transaction. Based on the results of the market assessment, the Committee in June 2011 decided to amend the Executive Corporate Transaction and Severance Benefit Plan to increase the value of severance benefits to bring them more in line with market practice which included increased severance payments and accelerated vesting of equity awards upon a change of control of iPass.

In connection with his hire, Mr. Kaplan was guaranteed certain severance benefits if the Board of Directors terminates him without cause or he resigns for good reason, including: (a) a lump sum cash severance payment equal to 12 months of base salary; (b) the prorated portion of the target annual bonus for the year less any payments already made for the year, calculated at the rate at which bonuses were paid earlier in the year (or in the prior year, if the first quarter bonus has not yet been determined); (c) the target bonus for the year multiplied by the rate at which bonuses were earned in the prior four quarters; (d) payment of COBRA premiums for up to 18 months and (e) accelerated vesting of the time-based component of any equity awards for 12 months and extended exercisability of option grants for up to 9 months. In addition, upon the close of a corporate transaction, vesting conditions of outstanding equity grants, whether determined by the passage of time or in reference to performance targets, shall be deemed satisfied.

In October 2011, the Committee asked the Vice President of Human Resources to review Mr. Kaplan’s severance agreement to ensure consistency with the revised Executive Corporate Transaction and Severance Benefit Plan in place for other executive officers. Based on this review, the Committee, in December 2011, approved an amendment of Mr. Kaplan’s employment agreement to cause the treatment of a bonus payment that would be made to Mr. Kaplan under the scenario of a termination of his employment in connection with a change-in-control to be an amount equal to twelve (12) months of his then annual target bonus.

The full benefits and related terms and conditions are comprehensively explained in the “Supplementary Compensation Policies” and “Potential Payments Upon Termination or Change-in-Control” sections of this document.

The Role of Stockholder Say-on-Pay Votes

In 2011, we provided our stockholders with the opportunity to cast an advisory vote on executive compensation, and at our 2011 annual meeting of stockholders, the company’s stockholders approved the executive compensation. Also at the 2011 annual meeting, stockholders approved, on an advisory basis, a resolution approving the preferred frequency of stockholders advisory votes on compensation of our named executive officers of one year, which the Board of Directors adopted. Our stockholders approved the 2011 compensation of our named executive officers by 92% of the shares present and entitled to vote at the meeting. The Committee viewed this approval as a strong endorsement of our compensation policies and practices and continued to conduct itself consistent with past practice. Although the stockholder vote is non-binding, the Committee will consider the outcome of future votes when making future compensation decisions for our executive officers.

COMPENSATION COMMITTEE REPORT2

The Compensation Committee of the Board of Directors of iPass Inc. has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement and, based upon the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement (and incorporated by reference in our Annual Report on Form 10-K).

COMPENSATION COMMITTEE:

Gary A. Griffiths, Chairman

John D. Beletic

Kenneth H. Traub

RISK ASSOCIATED WITH COMPENSATION PLANS

In 2011, the Compensation Committee, in consultation with Mercer, determined that the company’s compensation policies and practices for our employees are not reasonably likely to cause employees to take risks that would have a material adverse effect on the company. Further, the Committee has determined that the changes to the compensation programs implemented for 2012 are not reasonably likely to cause employees to take risks that would have a material adverse effect on the company.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows for the fiscal years ended December 31, 2011, 2010, and 2009, compensation awarded or paid to, or earned by, our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers at December 31, 2011 (collectively, the “named executive officers”).

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of iPass under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Evan L. Kaplan	2011	$350,000	$—		$—	$212,909	$125,960	(4)	$688,869
President and Chief Executive Officer	2010	$350,000	$228,959	(2)	$254,361	$303,540	$690	(3)	$1,137,550
	2009	$350,000	$—	(2)	$62,443	$154,800	$21,874	(4)	$589,117

Steven H. Gatoff	2011	$276,820	$114,750	(6)	$—	$78,074	$720	(3)	$470,364
Senior Vice President and Chief Financial Officer(5)	2010	$250,000	$—		$107,484	$92,656	$300	(3)	$450,440
	2009	$135,417	$—		$174,617	$28,193	$29,440	(7)	$367,667

Christophe J. Culine	2011	$114,583	$—		$411,858	$102,083	$360	(3)	$628,884
Senior Vice President, Worldwide Sales(8)	2010	$—	$—		$—	$—	$—		$—
	2009	$—	$—		$—	$—	$—		$—

William P. Garvey	2011	$236,000	$30,600	(6)	$—	$67,665	$648	(3)	$334,913
Vice President and General Counsel(9)	2010	$225,000	$—		$80,613	$92,656	$450	(3)	$398,719
	2009	$129,807	$—		$130,963	$32,753	$175	(3)	$293,699

Barbara M. Nelson	2011	$210,000	$45,900	(6)	$30,990	$53,851	$576	(3)	$341,317
Chief Technology Officer	2010	$200,000	$—		$5,546	$53,567	$—		$259,113
	2009	$200,000	$—		$75,958	$53,567	$—		$329,525

(1)	The dollar amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 10 to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K.
(2)	Mr. Kaplan was granted a performance stock award with respect to 500,000 shares in 2008, which is subject to vesting in five installments upon the company achieving specified targets for earnings before interest, tax and amortization. In 2009, Mr. Kaplan was granted 211,596 additional shares related to the performance award as a result of adjustments made to the award for two extraordinary dividends paid to stockholders in 2009. In 2010, Mr. Kaplan was granted 42,329 additional shares related to the performance award as a result of adjustments made to the award for an extraordinary dividend paid to stockholders in 2010. The value of the awards, computed in accordance with FASB ASC Topic 718 excluding the effect of estimated forfeitures, was determined to be $0 as it was determined improbable that the stock award would vest. The value of the awards assuming the highest level of performance conditions will be achieved was $1,148,541. The amount reflected for 2010 is with respect to restricted stock units granted in January 2010 for 200,000 shares, the value of which was computed in accordance with FASB ASC Topic 718. In 2010, Mr. Kaplan was granted an additional 5,948 restricted stock units as a result of adjustments made to the awards granted in 2010 for an extraordinary dividend paid to stockholders in 2010.
(3)	Consists of life insurance premiums paid by us.
(4)	For 2011, consists of $125,096 of reimbursed brokerage fees in connection with the sale of a residence and $864 for life insurance premiums paid by us. For 2009, consists of $690 for life insurance premiums paid by us, $3,507 for relocation expenses and $17,677 for living expenses.
(5)	Mr. Gatoff’s employment started on June 22, 2009.
(6)	The stock awards granted to Mr. Gatoff, Mr. Garvey and Ms. Nelson in 2011 will vest 100% on February 21, 2015, the fourth anniversary of the grant date, however, vesting will be accelerated in five equal installments upon the company achieving specified targets for active Open Mobile (“OM”) monetized users over the four year period.
(7)	Consists of $163 in life insurance premiums paid by us, $9,277 for relocation expenses and a $20,000 relocation bonus.
(8)	Mr. Culine’s employment started on July 18, 2011.
(9)	Mr. Garvey’s employment started on June 1, 2009.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning plan-based grants to our named executive officers during fiscal 2011. Stock awards were granted under our 2003 Equity Incentive Plan, and provide for vesting of the underlying common stock set forth below. Stock options were granted at an exercise price equal to the closing sale price of the common stock on The Nasdaq Global Select Market on the last market trading day prior to the grant date in accordance with the provisions of our 2003 Equity Incentive Plan. During fiscal 2011, we did not grant any estimated future payouts under equity incentive plan awards to our named executive officers.

Grants of Plan Based Awards in Fiscal 2011

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Stock Awards: Number of Securities Underlying Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Stock and Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)		Target ($)(2)	Maximum ($)
Evan L. Kaplan		N/A	(4)	350,000	700,000	(5)

Steven H. Gatoff		N/A	(4)	115,000	230,000	(5)
	02/21/11						75,000	(6)				$114,750

Christophe J. Culine		N/A	(4)	250,000	500,000	(5)
	07/18/11								580,000	(7)	$1.72	$411,858

William P. Garvey		N/A	(4)	100,000	200,000	(5)
	02/21/11						20,000	(6)				$30,600

Barbara M. Nelson		N/A	(4)	80,000	160,000	(5)
	02/21/11						30,000	(6)				$45,900
	02/21/11								50,000	(7)	$1.53	$30,990

(1)	Grant date of equity awards.
(2)	This column sets forth the aggregate annual target amount of each named executive officer’s quarterly cash bonus award for the year ended December 31, 2011. The actual cash bonus award earned for the year ended December 31, 2011 for each named executive officer is set forth in the 2011 Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2011. The named executive officers’ quarterly cash bonus award is based on three principal corporate performance metrics, comprising the number of OM platform users, OM platform revenue, and adjusted EBITDA. The cash bonus awards in the second and fourth quarters of 2011 were adjusted based on the results of the company’s customer satisfaction program.
(3)	Represents the grant date fair value of such award determined in accordance with FASB ASC Topic 718.
(4)	There is no lower boundary for the number of OM platform users. The bonus for achieving the lower boundary for OM platform revenue and/or adjusted EBITDA was 70% for each of the four quarters of 2011; no payment was made for performance under the lower boundary. If the lower boundary or below is achieved for customer satisfaction, the quarterly bonus earned was reduced by 10%. The customer satisfaction target was achieved in the second and fourth quarters of 2011 and as such, the quarterly bonus earned was not reduced. This is described in the “Compensation Discussion and Analysis” section above.
(5)	There is no upper boundary for the number of OM platform users and adjusted EBITDA. The bonus for achieving the upper boundary for OM platform revenue was 200% for each of the four quarters of 2011; no payment was made for performance above the upper boundary. If the upper boundary or above is achieved for customer satisfaction, the quarterly bonus earned was increased by 10%. Because the upper boundary of the customer satisfaction target was achieved in the fourth quarter of 2011, the quarterly bonus earned was increased by 10%. The total bonus earned for the year is capped at 200% of the executive officers’ 2011 annual target bonus. This is described in the “Compensation Discussion and Analysis” section above.
(6)	Represent stock awards for shares granted on February 21, 2011, of which 100% will vest on February 21, 2015, the fourth anniversary of the grant date;, however, vesting will be accelerated in five equal installments upon the company achieving specified targets for active OM monetized users. None of the specified targets for active OM monetized users were achieved in 2011.
(7)	The shares subject to the option vest in the following manner: 25% of the shares vest on the first anniversary of the grant date, with the remaining shares vesting in 36 equal monthly installments thereafter.

See “Compensation Discussion and Analysis” above for a discussion of our compensation philosophies and practices relating to our named executive officers as well as on the amendments to our options as a result of the extraordinary dividend we made to our stockholders.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows for the fiscal year ended December 31, 2011, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.

Outstanding Equity Awards at December 31, 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Evan L. Kaplan	227,604	247,396	(3)	$1.05	01/28/20	753,925	(4)	214,115
	385,416	114,584	(2)	1.26	11/06/18
	20,166	5,996	(2)	1.17	11/06/18
	6,588	1,959	(2)	0.90	11/06/18
	1,825	1,985	(3)	1.17	01/28/20
	516	154	(2)	0.90	11/06/18
	105	32	(2)	1.17	11/06/18
	7	3	(2)	1.17	11/06/18

Steven H. Gatoff	95,833	104,167	(3)	$1.05	01/28/20	75,000	(6)	106,500
	125,000	75,000	(5)	1.26	06/22/19
	6,540	3,925	(5)	1.17	06/22/19
	2,136	1,282	(5)	0.90	06/22/19
	768	836	(3)	1.17	01/28/20
	167	101	(5)	0.90	06/22/19
	34	20	(5)	1.17	06/22/19

Christophe Culine	—	580,000	(7)	$1.72	07/18/21

William P. Garvey	71,875	78,125	(3)	1.05	01/28/20	20,000	(6)	28,400
	93,750	56,250	(8)	1.26	06/22/19
	4,905	2,943	(8)	1.17	06/22/19
	1,602	962	(8)	0.90	06/22/19
	576	627	(3)	1.17	01/28/20
	125	76	(8)	0.90	06/22/19
	25	16	(8)	1.17	06/22/19

Barbara M. Nelson	—	50,000	(9)	1.53	02/21/21	30,000	(6)	42,600
	80,000	40,000	(10)	0.71	04/13/19
	8,836	4,419	(10)	1.17	04/13/19
	5,469	2,736	(10)	0.90	04/13/19
	1,924	963	(10)	1.17	04/13/19
	226	113	(10)	0.90	04/13/19
	87	44	(10)	1.17	04/13/19
	45,000	—	(11)	4.24	07/29/15
	36,000	—	(11)	4.79	05/11/16
	30,000	—	(11)	3.94	07/29/14
	29,250	—	(11)	3.75	02/08/17
	10,000	—	(11)	5.52	07/07/13

(1)	Amount reflects the number of shares multiplied by the closing price of the company’s common stock on December 31, 2011.

(2)	The shares subject to the option vest in the following manner: 25% of the shares vest on November 3, 2009 and the remaining 75% of the shares vest monthly over the following 36 months.
(3)	The shares subject to the option vest in the following manner: 25% of the shares vest on January 28, 2011 and the remaining 75% of the shares vest monthly over the following 36 months.
(4)	Mr. Kaplan was granted performance stock awards for a total of 753,925 shares which shall vest in five equal installments upon the company achieving specified targets for earnings before interest, tax and amortization.
(5)	The shares subject to the option vest in the following manner: 25% of the shares vest on June 22, 2010, with the remaining shares vesting in 36 equal monthly installments thereafter.
(6)	The stock awards granted to Mr. Gatoff, Mr. Garvey and Ms. Nelson vest in the following manner: 100% of the shares will vest on February 21, 2015, the fourth anniversary of the grant date; however, vesting will be accelerated in five equal installments upon the company achieving specified targets for active OM monetized users over the four year period.
(7)	The shares subject to the option vest in the following manner: 25% of the shares vest on July 18, 2012, with the remaining shares vesting in 36 equal monthly installments thereafter.
(8)	The shares subject to the option vest in the following manner: 25% of the shares vest on June 1, 2010, with the remaining shares vesting in 36 equal monthly installments thereafter.
(9)	The shares subject to the option vest in the following manner: 25% of the shares vest on February 21, 2012, with the remaining shares vesting in 36 equal monthly installments thereafter.
(10)	The shares subject to the option vest in the following manner: 25% of the shares vest on April 13, 2010, with the remaining shares vesting in 36 equal monthly installments thereafter.
(11)	The shares subject to the option are fully vested and exercisable as of December 31, 2011.

OPTION EXERCISES AND STOCK VESTED

The following table shows for the fiscal year ended December 31, 2011, certain information regarding stock vested during the last fiscal year with respect to the named executive officers. There were no option exercises by the named executive officers in 2011.

Option Exercises and Stock Vested in Fiscal 2011

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Evan L. Kaplan	105,948	$147,268

(1)	Represents the market value on the day of vesting.

SUPPLEMENTARY COMPENSATION POLICIES

Director and Officer Indemnification

We have entered into indemnity agreements with certain employees, officers and directors that provide, among other things, that we will indemnify such employee, officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party to by reason of his or her position as an employee, officer, director or other agent of iPass, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Employment, Severance, and Change-in-Control Agreements

Evan L. Kaplan Employment Agreement

Mr. Kaplan, our President and Chief Executive Officer, accepted employment with us as President and Chief Executive Officer pursuant to the terms of an employment agreement dated November 1, 2008, or the Kaplan Employment Agreement. The Kaplan Employment Agreement provides that Mr. Kaplan is an at will employee, which means we can terminate his employment at any time, with or without cause. Under the Kaplan

Employment Agreement, Mr. Kaplan will receive (i) an initial annual salary of $350,000, potentially adjusted beginning calendar year 2010 and (ii) an annual bonus, with an initial target amount of $250,000, if he achieves the performance goals established each year as part of the management incentive plan. In accordance with the Kaplan Employment Agreement, Mr. Kaplan’s target annual bonus was increased to $350,000 by the Compensation Committee for 2010. Additionally, pursuant to the Kaplan Employment Agreement, Mr. Kaplan (i) received a 2008 annual performance bonus based on the target amount of $250,000 and prorated to reflect his mid-year hire, (ii) was granted an option to purchase 500,000 shares of company common stock, vesting with respect to 25% of the shares after one year, and thereafter in a series of thirty-six successive equal monthly installments over a three-year period, and (iii) was granted performance shares covering 500,000 shares of company common stock pursuant to the company’s 2003 Equity Incentive Plan. The performance shares will vest in five installments of 100,000 shares each upon the company achieving specified targets for earnings before interest, tax and amortization. The Kaplan Employment Agreement also provided Mr. Kaplan with temporary living expenses of up to $10,000 per month for the first six months of employment to assist in his relocation to California, and reasonable and customary relocation expenses (including brokers fees for the sale of his house in Seattle), in each case plus a tax gross-up for any amounts recognized as income, plus an additional $12,000 for ancillary relocation expenses without a tax gross up. In the event that the company terminates Mr. Kaplan’s employment other than for “cause” or he resigns for “good reason” prior to November 2012, and no “corporate transaction” has occurred, and Mr. Kaplan relocates back to Seattle within six months after such termination, the company will either pay directly to third parties or reimburse his reasonable expenses incurred for relocating back to the Seattle Metropolitan Area.

The Kaplan Employment Agreement also provides that if the company terminates his employment without “cause” or if Mr. Kaplan resigns for “good reason”, and provided Mr. Kaplan signs a release of claims and resigns from the Board of Directors, the Mr. Kaplan will receive, as severance: (a) cash severance equal to twelve months base salary; (b) an additional lump sum cash severance payment equal to the pro rata portion of the annual bonus for the year served to the termination date, less any amounts already paid for that year, based on percentage of achievement of target bonus in prior periods; (c) COBRA premiums for Mr. Kaplan and his dependents for up to eighteen months, which will terminate earlier if he becomes eligible for group health insurance coverage through another employer; (d) except in the event of a “corporate transaction” (which is covered in (e) below), accelerated vesting of the time-based component of any equity awards which are not fully vested as of the termination date in the amount of twelve (12) months of vesting acceleration, plus nine months extended vesting for stock options; and (e) in the event of the closing of a “corporate transaction”, any specified performance target or other vesting condition, whether determined by passage of time or by reference to performance targets or operations of the company or its affiliate, in any equity awards issued shall immediately be deemed satisfied.

The following definitions apply in the Kaplan Employment Agreement:

“Cause” means the occurrence of any of the following (and only the following): (i) conviction of any felony involving fraud or act of dishonesty against the company or its affiliates; (ii) conduct which, based upon good faith and reasonable factual investigation and determination of the Board of Directors, demonstrates gross unfitness to serve; or (iii) intentional, material violation of any contractual, statutory or fiduciary duty owed to the company or its affiliates;

“Good reason” means any of the following actions or events: (i) the company requires him to relocate to a worksite that is more than sixty (60) miles from its principal executive office; (ii) the company materially reduces his base salary and bonus potential below its then-existing gross rate; or (iii) following a “corporate transaction”, he is not the Chief Executive Officer of the surviving entity (unless he agrees in writing not to be the Chief Executive Officer of the surviving entity), or otherwise have his duties/responsibilities materially reduced as a result of the corporate transaction. A corporate transaction which results in the company being private in which he remains as Chief Executive Officer does not constitute a material reduction in responsibilities.

“Corporate transaction” means the occurrence of either of the following events: (i) the sale of all or substantially all of the assets of the company; or (ii) a merger of the company with or into another entity in which the stockholders of the company immediately prior to the closing of the transaction own less than a majority of the ownership interest of the Company immediately following such closing; provided, however, for purposes of determining whether the stockholders of the company prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards.

Executive Officer Employment Agreements

Each of our other named executive officers has a signed offer letter with us. These offer letters provide that the executive officer is an at-will employee. These offer letters provide for salary, an annual bonus paid quarterly based upon the successful completion of specified performance objectives and equity, as well as other customary benefits and terms. Information for 2011, 2010 and 2009 regarding the compensation earned by our named executive officers is described in the “Compensation of Executive Officers—Summary Compensation Table.” These offer letters also provide that each of our named executive officers will be a participant in the iPass Inc. Executive Corporate Transaction and Severance Benefit Plan as described below.

Executive Corporate Transaction and Severance Benefit Plan

On August 9, 2007, our Board of Directors adopted the iPass Inc. Executive Corporate Transaction and Severance Benefit Plan (the “Plan”) and amended the Plan on June 29, 2011. Each of our executive officers is designated as a participant in the Plan. Pursuant to the terms of the Plan, each executive officer will be entitled to receive severance benefits in the event that the termination of the executive officer’s employment with iPass is an “Involuntarily Termination Without Cause,” or the executive officer resigns as a result of a “Constructive Termination.” If one of these events occur, iPass shall make a lump sum cash severance payment to the executive officer in an amount equal to six (6) months of the executive officer’s monthly base salary, as in effect on the date of the employment termination, or twelve (12) months of the executive officer’s monthly base salary if the employment termination is within eighteen (18) months of an acquisition of iPass or all or substantially all of its assets (a “Corporate Transaction Termination”).

In addition, if the executive officer is entitled to the cash severance described above and provided that the executive officer received an overall performance rating equivalent to or greater than “meets expectations” in the most recent performance evaluation cycle preceding termination of the executive officer’s employment, iPass will make an additional cash severance payment to the executive officer as follows: (i) in the case of a termination that is not a Corporate Transaction Termination, in an amount equal to one quarter of the executive officer’s target bonus amount under iPass’ annual bonus plan, and (ii) in the case of a Corporate Transaction Termination, in an amount equal to the executive officer’s annual target bonus amount under iPass’ annual bonus plan.

Further, if the executive officer is entitled to the cash severance described above, the executive officer will also be entitled to COBRA coverage paid by iPass for a period of twenty four (24) months in the case of a Corporate Transaction Termination, or for a period of twelve (12) months otherwise.

In the event of a Change in Control, (i) the vesting and exercisability of 50% of all outstanding options to purchase iPass’ common stock and all restricted stock issued pursuant to any iPass equity incentive plan that are held by the executive officer on such date shall be accelerated, and (ii) 50% of all reacquisition or repurchase rights held by iPass with respect to common stock issued or issuable (or with respect to similar rights or other rights with respect to stock of iPass issued or issuable pursuant to any equity incentive plan of iPass) pursuant to any other stock award granted to the executive officer shall lapse.

Upon a Corporate Transaction Termination, (i) the vesting and exercisability of 100% of the outstanding options to purchase iPass common stock and all restricted stock issued pursuant to any iPass equity incentive plan of the Company that are held by the Participant on such date shall be accelerated, and (ii) 100% of the reacquisition or repurchase rights held by iPass with respect to common stock issued or issuable (or with respect to similar rights or other rights with respect to stock of iPass issued or issuable pursuant to any equity incentive plan of iPass) pursuant to any other stock award granted to the executive officer shall lapse.

The executive officers will only be entitled to the benefits described above if they execute a release of claims against iPass. Further, certain of the benefits described above may be reduced in the event that the benefits would have an adverse tax effect on the executive officer.

For the purposes of the Plan:

•	“Involuntary Termination Without Cause” means a termination by iPass of a participant’s employment relationship with iPass or an affiliate of iPass for any reason other than for “Cause”;

•

“Cause” means the occurrence of any of the following (and only the following): (i) conviction of the participant of any felony involving fraud or act of dishonesty against iPass or its affiliates; (ii) conduct by the participant which, based upon good faith and reasonable factual investigation and determination of the Board of Directors, demonstrates gross unfitness to serve; or (iii) intentional, material violation by the participant of any contractual, statutory, or fiduciary duty of the participant to iPass or its affiliates;

•

“Corporate Transaction” means (i) the sale of all or substantially all of iPass’ assets or (ii) a merger of iPass with or into another entity in which iPass’ stockholders immediately prior to the closing of the transaction own less than a majority of the ownership interest of iPass immediately following such closing. For purposes of determining whether iPass stockholders prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards;

•

“Constructive Termination” means a resignation of employment by a participant no later than twelve (12) months after an action or event which constitutes “Good Reason” is undertaken by iPass or occurs; and

•

“Good Reason” means mean either of the following actions or events: (i) iPass requires that the participant relocate to a worksite that is more than sixty (60) miles from its principal executive office; or (ii) iPass materially reduces the participant’s base salary below its then-existing gross rate; provided however that, to qualify as “Good Reason,” the participant must submit to iPass a written notice, within ninety (90) days after the occurrence of either of the actions or events described in (i) and (ii) above, describing the applicable actions or events, and provide iPass with at least thirty (30) days from its receipt of the participant’s written notice in which to cure such actions or events prior to termination of the participant’s employment, and provided further that, the participant’s employment must terminate no later than twelve (12) months after the applicable actions or events described in (i) and (ii) above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Summary of Benefits—Named Executive Officers

The following table describes the potential payments and benefits for each of our named executive officers under their employment agreements and the Plan, upon employment termination without cause or resignation as a result of a constructive termination reason and if a general release of all claims against us is signed, as if employment had terminated as of December 31, 2011:

Name	Compensation and Benefits	Termination Without Cause or Constructive Termination; Within 18 Months of Corporate Transaction		Termination Without Cause or Constructive Termination; Not Within 18 Months of Corporate Transaction
Evan L. Kaplan	Base Salary	$350,000		$350,000
	Bonus	$350,000		$350,000
	COBRA Payments	$31,287	(1)	$31,287	(1)
	Accounting and Tax Expense	$15,000	(2)	$—
	Accelerated Vesting	$1,183,546	(3)	$67,018	(3)
	Total	$1,929,833		$798,305
Steven H. Gatoff	Base Salary	$300,000		$150,000
	Bonus	$115,000	(4)	$28,750
	COBRA Payments	$41,715	(5)	$20,858	(6)
	Accelerated Vesting	$158,956	(3)	$—
	Total	$615,671		$199,608
Christophe J. Culine	Base Salary	$250,000		$125,000
	Bonus	$250,000	(4)	$62,500
	COBRA Payments	$41,715	(5)	$20,858	(6)
	Accelerated Vesting	$—	(7)	$—
	Total	$541,715		$208,358
William P. Garvey	Base Salary	$236,000		$118,000
	Bonus	$100,000	(4)	$25,000
	COBRA Payments	$41,715	(5)	$20,858	(6)
	Accelerated Vesting	$67,743	(3)	$—
	Total	$445,458		$163,858
Barbara M. Nelson	Base Salary	$210,000		$105,000
	Bonus	$80,000	(4)	$20,000
	COBRA Payments	$41,197	(5)	$20,599	(6)
	Accelerated Vesting	$73,838	(3)	$—
	Total	$405,035		$145,599

(1)	Assumes the executive officer would receive the full COBRA reimbursement at iPass’ expense for eighteen (18) months.
(2)	Assumes the executive officer would receive the full reimbursement for amounts incurred for personal accounting and tax services in connection with a corporate transaction.
(3)	With respect to stock options, calculated as the difference between the closing sales price per share on December 31, 2011, and the exercise price, multiplied by the number of shares subject to the accelerated vesting. With respect to restricted stock, calculated as the value, based on the closing sales price per share on December 31, 2011, of the number of shares of restricted stock subject to the accelerated vesting.
(4)	Assumes that the executive officer received an overall performance rating equivalent to or greater than “meets expectations” in the most recent performance evaluation cycle preceding termination of the executive officer’s employment.

(5)	Assumes the executive officer would receive the full COBRA reimbursement at iPass’ expense for twenty-four (24) months.
(6)	Assumes the executive officer would receive the full COBRA reimbursement at iPass’ expense for twelve (12) months.
(7)	Mr. Culine’s stock option awards are subject to accelerated vesting, however such option awards were out-of-the money on December 31, 2011.

See the table above entitled “Outstanding Equity Awards at December 31, 2011” for total stock options held by our named executive officers as of December 31, 2011.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As previous noted, our compensation committee consists of Messrs. Beletic, Griffiths and Traub. There are no members of our compensation committee who were officers or employees of iPass during fiscal year 2011, or who were formerly officers of iPass or had any relationship otherwise requiring disclosure hereunder. None of our executive officers serve as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions in 2011 and are no currently proposed transactions to which we have been or will be a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, former or current executive officers, any nominee for director, or any of their immediate family members or persons sharing their households, , or, to our knowledge holders of more than 5% of our capital stock and their immediate family members or persons sharing their households, had or will have a direct or indirect material interest.

Policies and Procedures for Review of Related Person Transactions

Pursuant to the charter of our Audit Committee, unless previously approved by another independent committee of our Board of Directors, our Audit Committee reviews and, if determined appropriate, approves all related person transactions. It is management’s responsibility to bring related person transactions to the attention of the members of the Audit Committee.

Our Code of Conduct and Ethics provides that our employees, which for the purposes of the Code of Conduct and Ethics, includes our officers and directors, should avoid conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties or the best interests of iPass. Our Code of Conduct and Ethics also addresses specific types of related person transactions and how they should be addressed. All of our employees, including our officers and directors, are expected and required to adhere to the Code of Conduct and Ethics. If an officer or director has any questions regarding whether a potential transaction would be in violation of the Code of Conduct and Ethics, they are required to bring this to the attention of our Compliance Officer or General Counsel. If the potential transaction is a related person transaction, it would be recognized as such and brought to the Audit Committee for pre-approval.

Further, each of our officers and directors is knowledgeable regarding the requirements of obtaining approval of related person transactions and is responsible for identifying any related-person transaction involving such officer or director or his or her affiliates and immediate family members and seeking approval from our Audit Committee before he or she or, with respect to immediate family members, any of their affiliates, may engage in the transaction.

Our Audit Committee will take into account all relevant factors when determining whether to approve or disapprove of any related person transaction.

Director and Officer Indemnification

We have entered into indemnity agreements with certain employees, officers and directors that provide, among other things, that we will indemnify such employee, officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an employee, officer, director or other agent of iPass, and otherwise to the full extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are iPass Inc. stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to iPass Inc., attention Corporate Secretary, 3800 Bridge Parkway, Redwood Shores, California 94065 or contact Investor Relations at 650-232-4100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, iPass will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents were delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ Evan L. Kaplan
Evan L. Kaplan
President and Chief Executive Officer

April 24, 2012

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2011 is available without charge upon written request to: Corporate Secretary, iPass Inc., 3800 Bridge Parkway, Redwood Shores, California 94065. Alternatively, our Form 10-K is also available free of charge on our website at investor.ipass.com.

IPASS INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2012

The undersigned hereby appoints Evan L. Kaplan and Steven H. Gatoff, and each of them, as proxies for the undersigned, with full power of substitution and revocation, to vote all of the shares of stock of iPass Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of iPass Inc. to be held at the corporate headquarters of iPass, located at 3800 Bridge Parkway, Redwood Shores, California 94065, on Tuesday, June 5, 2012, at 9:00 a.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, on the matters specified on the reverse and in accordance with the instructions given on the reverse, with discretionary authority as to any other business that may properly come before the meeting.

VOTE BY TELEPHONE	VOTE BY INTERNET

•      Call Toll-Free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•      Follow the instructions provided by the recorded message.

• Log on to the Internet and go to: www.investorvote.com/IPAS • Follow the steps outlined on the secured website.

PROXIES SUBMITTED BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 8:59 P.M., PACIFIC DAYLIGHT TIME (11:59 P.M., EASTERN DAYLIGHT TIME) ON JUNE 4, 2012 TO BE COUNTED.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

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The Board of Directors recommends a vote “FOR” the nominees for director listed below, and FOR Proposals 2 and 3.

PROPOSAL 1:	To elect the directors named below, to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

☐	Mark here to vote FOR all nominees.	☐	Mark here to WITHHOLD vote for all nominees.	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

Nominees:	John D. Beletic, Peter C. Clapman, Gary A. Griffiths, Evan L. Kaplan, Robert J. Majteles, Samuel L. Schwerin and Kenneth H. Traub

To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below:

PROPOSAL 2:	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of iPass for its fiscal year ending December 31, 2012.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL 3:	To approve, on an advisory basis, the compensation of iPass Inc.’s named executive officers, as disclosed in the proxy statement.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Dated

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy card in the enclosed return envelope which is postage prepaid if mailed in the United States.